Exhibit 10.13

OFFICE LEASE AGREEMENT

Between

Landlord:	PPF OFF 150 CALIFORNIA STREET, LP,
a Delaware limited partnership

and

Tenant:	AD INFUSE INC.,
a Delaware corporation

150 CALIFORNIA STREET

SAN FRANCISCO, CALIFORNIA

TABLE OF CONTENTS

LEASE AGREEMENT

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50.	ENTIRE AGREEMENT	34
51.	SUBMISSION OF AGREEMENT	34
52.	AUTHORITY	34
53.	GUARANTY	35
54.	OFAC CERTIFICATION	35
55.	COUNTERPARTS; TELECOPIED OR ELECTRONIC SIGNATURES	35

LIST OF EXHIBITS

A-l	Plan of Suite 450
A-2	Plan of Suite 610
B	Work Agreement
C	Commencement Letter
D	Rules and Regulations
E	Form of Guaranty
F	Parking License

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BASIC LEASE PROVISIONS

The following sets forth some of the Basic Provisions of the Lease. In the event of any conflict between the terms of these Basic Lease Provisions and the referenced Sections of the Lease, the referenced Sections of the Lease shall control.

1.        Building (Section 1): The building located at 150 California Street, San Francisco, California. The Building contains approximately 202,256 rentable square feet.

2.        Property:       The Building and the parcel(s) of land on which it is located and, at Landlord’s discretion, the facilities and other improvements, if any, serving the Building and the parcel(s) of land on which they are located

3.        Premises (Section 1):

Suites:	450 and 610
Floors:	Fourth (4th) and Sixth (6th)
Rentable Square Feet:	5,416 (Suite 450) and 714 (Suite 610)

4. Term (Section 2):	Three (3) years (Suite 450 only);
Month-to-month (Suite 610 only)

Target Commencement Date (Section 2):            October 1, 2009

Target Expiration Date (Suite 450 only) (Section 2): September 30, 2012

5.        Base Rent (Section 5):

Suite 450

	Annual Rate Per	Monthly
Period	Rentable Square Foot	Installment

Months 1 - 12	$33.00	$14,894.00
Months 13 - 24	$34.00	$15,345.33
Months 25 - 36	$35.00	$15,796.67

Suite 610

	Annual Rate Per	Monthly
Period	Rentable Square Foot	Installment

Commencement Date to Lease Termination for Suite 610	$33.00	$1,963.50

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6.         Rent Payment Address (Section 5):

PPF OFF 150 CALIFORNIA STREET, LP

150 California Street

P.O. Box 100762

Pasadena, CA 91189-0762

7.         Base Year (Section 7):

Tax Base Year:	2010
Operating Expense Base Year:	2010
Insurance Expense Base Year:	2010

8. Tenant’s Share (Section 7):	Suite 450: 2.68%
Suite 610: 0.35%

9. Security Deposit (Section 10):	$16,857.50

10. Landlord’s Broker (Section 44):	CB Richard Ellis, Inc.

Tenant’s Broker (Section 44):	None

11.       Notice Addresses (Section 29):

Landlord	Tenant

PPF OFF 150 CALIFORNIA STREET, LP c/o Morgan Stanley US RE Investing Division 555 California Street, Suite 2200, Floor 21 San Francisco, California 94104 Attention: Keith Fink	Prior to Commencement Date: 150 California Street, Suite 575 San Francisco, California 94111 Attention: Portia Kersten, CFO

Following Commencement Date:

150 California Street, Suite 450 San Francisco, California 94111 Attention: Portia Kersten, CFO

12.       Guarantor (Section 53):                  Velti PLC

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OFFICE LEASE AGREEMENT

THIS OFFICE LEASE AGREEMENT (hereinafter called the “Lease”) is entered into as of September 23, 2009 (the “Effective Date”), by and between the Landlord and Tenant identified above.

1.         Premises and Common Areas; Existing Lease; Temporary Space.

(a)       Premises; Rentable Area. Landlord does hereby lease to Tenant and Tenant does hereby lease from Landlord the Premises located in the Building identified in the Basic Lease Provisions, situated on the Property, such Premises as further shown on the drawing attached hereto as Exhibits A-l and A-2 and made a part hereof by reference. The Premises consist of (i) Suite 450, consisting of 5,416 rentable square feet of office space located on the fourth (4th) floor and Suite 610, consisting of 714 rentable square feet of office space located on the sixth (6th) floor of the Building. Tenant is currently in occupancy of Suite 610 pursuant to the terms of the Existing Lease (defined in Section l(c) below). Suite 450 shall be prepared for Tenant’s occupancy in the manner and subject to the provisions of the Work Agreement attached hereto as Exhibit B attached hereto and made a part hereof (the “Work Agreement”). Landlord and Tenant agree that the rentable area of the Premises as described in Paragraph 2 of the Basic Lease Provisions has been confirmed and conclusively agreed upon by the parties. No easement for light, air or view is granted hereunder or included within or appurtenant to the Premises.

(b)       Common Areas. Tenant shall have the nonexclusive right (in common with other tenants or occupants of the Building, Landlord and all others to whom Landlord has granted or may hereafter grant such rights) to use the Common Areas, subject to the Rules and Regulations. Landlord may at any time close temporarily any Common Areas to make repairs or changes therein or to effect construction, repairs, or changes within the Building, or to prevent the acquisition of public rights in such areas, or to discourage parking by parties other than tenants, and may do such other acts in and to the Common Areas as in its judgment may be desirable. Landlord may from time to time permit portions of the Common Areas to be used exclusively by specified tenants. Landlord may also, from time to time, place or permit customer service and information booths, kiosks, stalls, push carts and other merchandising facilities in the Common Areas. “Common Areas” shall mean any of the following or similar items: (a) to the extent included in the Building the total square footage of areas of the Building devoted to nonexclusive uses such as ground floor lobbies, seating areas and elevator foyers; fire vestibules; mechanical areas; restrooms and corridors on all floors; elevator foyers and lobbies on multi-tenant floors; electrical and janitorial closets; telephone and equipment rooms; and other similar facilities maintained for the benefit of Building tenants and invitees, but shall not mean Major Vertical Penetrations (defined below); and (b) all parking garage vestibules; loading docks; locker rooms, exercise and conference facilities available for use by Building tenants (if any); walkways, roadways and sidewalks; trash areas; mechanical areas; landscaped areas including courtyards, plazas and patios; and other similar facilities maintained for the benefit of Building tenants and invitees. As used herein, “Major Vertical Penetrations” shall mean the area or areas within Building stairs (excluding the landing at each floor), elevator shafts, and vertical ducts that service more than one floor of the Building. The area of Major Vertical Penetrations shall be bounded and defined by the dominant interior surface of the perimeter walls thereof (or the extended plane of such walls over areas that are not enclosed). Major Vertical Penetrations shall exclude, however, areas for the specific use of Tenant or installed at the request of Tenant, such as special stairs or elevators.

(c)       Existing Lease. Pursuant to the provisions of that certain Lease dated as of February 28, 2009, as amended by that certain First Amendment to Office Lease Agreement dated as of May 6, 2009 (collectively, the “Existing Lease”), Tenant occupies space on the fifth (5th) floor of the Building (the “Fifth Floor Space”) as well as Suite 610. The parties have agreed that the Existing Lease shall be terminated upon the Commencement Date, and that Tenant will relocate from the Fifth Floor Space to Suite 450 on the Commencement Date (defined in Section 2(a) below). Concurrently with the parties’ execution and delivery of this Lease, Landlord and Tenant shall additionally enter into an agreement providing for the termination of the Existing Lease effective as of the Commencement Date.

(d)       Temporary Space. From and after the Effective Date, Landlord shall permit Tenant to occupy and use space located on the second (2nd) of the Building designated as Suite 200, containing 3979 rentable square feet (the “Temporary Space”). Tenant shall accept the Temporary Space in its “as-is” condition, and shall have no right to perform alterations (defined in Article 21 below) in the Temporary Space, nor shall Tenant have any right to assign its interest in the Temporary Space or sublease all or any portion of the Temporary Space. Tenant’s occupancy of the Temporary Space shall be subject to all the terms and conditions of this Lease, except that Tenant shall not be responsible for payment of Base Rent (defined in Article 5 below) for the Temporary Space during the term that Tenant is permitted to occupy the Temporary Space (the “Temporary Space Term”). The Temporary Space Term shall expire as of midnight on the day immediately preceding the Commencement Date and, as of such date, Tenant shall vacate the Temporary Space and relocate into the Premises. If and to the extent that Tenant fails to timely vacate from the Temporary Space, Tenant shall be deemed to be holding over in the Temporary Space pursuant to the provisions of Article 6 below, except that the monthly Base Rent shall be $50.50 per rentable square foot per annum (i.e. 150% of the Base Rent rate per rentable square foot payable by Tenant for the Premises). Tenant shall, additionally, indemnify, defend, protect and hold Landlord harmless from and against any and all loss, cost, damage or liability arising in any manner out of Tenant’s holdover in the Temporary’ Space.

2.         Term.

(a)       Commencement Date. Tenant shall have and hold the Premises for the term (“Term”) identified in the Basic Lease Provisions commencing on the date (the “Commencement Date”) which is the earlier of (i) the date on which Landlord notifies Tenant that the Tenant Improvements (defined in the Work Agreement) in Suite 450 are Substantially Complete (defined a the Work Agreement) or would have been Substantially Complete but for any Tenant Delay (defined in the Work Agreement) or (ii) the date Tenant first occupies all or any portion of Suite 450 for the conduct of its business. The parties estimate that the Commencement Date will be the Target Commencement Date specified in the Basic Lease Provisions.

(b)       Expiration Date.

(i)        Suite 450. The Term for Suite 450 shall terminate at midnight on the last day of the Term (the “Expiration Date”), unless sooner terminated or extended as hereinafter provided.

(ii)       Suite 610. The Term with respect to Suite 610 will be a “month-to-month” term, which may be terminable by either party upon at least thirty (30) days advance written notice to the other (the effective date of any such termination need not be the final day of a calendar month).

(c)       Commencement Letter. Promptly following the Commencement Date, Landlord and Tenant shall enter into a letter agreement in the form attached hereto as Exhibit C, specifying and/or confirming the Commencement Date and the Expiration Date (and the rentable area of the Premises and the schedule of Base Rent payable hereunder, if such numbers as finally determined differ from those set forth in the Basic Lease Provisions); if Tenant fails to execute and deliver such letter agreement to Landlord within ten (10) business days after Landlord’s delivery of same to Tenant, said letter agreement will be deemed final and binding upon Tenant.

3.         Landlord’s Failure. to Give Possession. Landlord shall not be liable for damages to Tenant for failure to deliver possession of Suite 450 to Tenant by the Target Commencement Date set forth in the Basic Lease Provisions. Subject to Tenant Delay, Landlord will use commercially reasonable efforts to deliver possession of the Premises to Tenant by the Target Commencement Date.

4.         Quiet Enjoyment. Tenant, upon payment in full of the required Rent and full performance of the terms, conditions, covenants and agreements contained in this Lease, shall peaceably and quietly have, hold and enjoy the Premises during the Term. The foregoing is in lieu of any implied covenant of quiet enjoyment. Landlord shall not be responsible for the acts or omissions of any other tenant or third party that may interfere with Tenant’s use and enjoyment of the Premises.

5.         Base Rent. Tenant shall pay to Landlord, at the address stated in the Basic Lease Provisions or at such other place as Landlord shall designate in writing to Tenant, annual base rent (“Base Rent”) in the amounts set forth in the Basic Lease Provisions.

6.         Rent Payment

(a)       Generally. The Base Rent shall be payable in equal monthly installments, due on the first day of each calendar month, in advance, in legal tender of the United States of America, without abatement, demand, deduction or offset whatsoever, except as may be expressly provided in this Lease. One full monthly installment of Base Rent shall be due and payable on the date of execution of this Lease by Tenant and shall be applied to the first month’s Base Rent, and a like monthly installment of Base Rent shall be due and payable on or before the first day of each calendar month following the Commencement Date during the Term (provided, that if the Commencement Date should be a date other than the first day of a calendar month, the monthly Base Rent installment paid on the date of execution of this Lease by Tenant shall be prorated to that partial calendar month, and the excess shall be applied as a credit against the next monthly Base Rent installment). Tenant shall pay, as additional Rent, all other sums due from Tenant under this Lease (the term “Rent”, as used herein, means all Base Rent, additional Rent and all other amounts payable hereunder from Tenant to Landlord). Unless otherwise specified herein, all items of Rent (other than Base Rent and amounts payable pursuant to Article 7 below) shall be due and payable by Tenant on or before the date that is ten (10) days after billing by Landlord. Rent shall be made payable to the entity, and sent to the address, Landlord designates (initially set forth in the Basic Lease Provisions) and shall be made by good and sufficient check or by other means acceptable to Landlord.

(b)       Abatement. Notwithstanding the foregoing provisions of Section 6(a) to the contrary, Tenant shall be entitled to an abatement of Base Rent, with respect to Suite 450 only, for the first (1st) full calendar month following the month in which the Commencement Date occurs (unless the Commencement Date is the first (1st) day of a calendar month, in which event Base Rent will be abated during the calendar month in which the Commencement Date occurs) (the “Abatement Period”). The total amount of Base Rent abated during the Abatement Period is referred to herein as the “Abated Rent”. However, if at any time Tenant is in Default (defined in Article 30 below) hereunder, then (i) if such Default occurs before the expiration of the Abatement Period, there will be no further abatement of Base Rent pursuant to this Section 6(b) and (ii) at Landlord’s option, all then-unamortized previously abated Abated Rent (assuming amortization of Abated Rent on a straight-line basis over the Term) shall become immediately due and payable.

7.         Operating Expenses, Taxes and Insurance Expense.

(a)       Generally. Tenant agrees to reimburse Landlord throughout the Term, as additional Rent hereunder, for Tenant’s Share (defined below) of: (i) the annual Operating Expenses (as defined below) in excess of the Operating Expenses for the Operating Expense Base Year set forth in the Basic Lease Provisions (hereinafter called the “Base Year Expense Amount”); (ii) the annual Taxes (as defined below) in excess of the Taxes for the Tax Base Year set forth in the Basic Lease Provisions (hereinafter called the “Base Year Tax Amount”); and (iii) the annual Insurance Expenses (as defined below) in excess of the Insurance Expenses for the Insurance Expense Base Year set forth in the Basic Lease Provisions (hereinafter called the “Base Year Insurance Amount”). The term “Tenant’s Share” as used in this Lease shall mean the percentage determined by dividing the rentable square footage of the Premises by the rentable square footage of the Building and multiplying the quotient by 100. Landlord and Tenant hereby agree that Tenant’s Share with respect to the Premises initially demised by this Lease is as set forth in the Basic Lease Provisions. Tenant’s Share of excess Operating Expenses, excess Taxes and excess Insurance Expenses for any calendar year shall be appropriately prorated for any partial year occurring during the Term. The obligations of the parties pursuant to this Article 7 will survive the expiration or sooner termination of this Lease.

(b)       “Operating Expenses” shall mean all of those expenses incurred or paid by Landlord in operating, servicing, managing, maintaining and repairing the Property, Building, and all parking areas and all related Common Areas. Operating Expenses shall include, without limitation, the following: (1) all costs related to the providing of water, heating, lighting, ventilation, sanitary sewer, air conditioning and other utilities, but excluding those utility charges actually paid separately by Tenant or any other tenants of the Building; (2) janitorial and maintenance expenses, including: (a) janitorial services and janitorial supplies and other materials used in the operation and maintenance of the Building; and (b) the cost of maintenance and service agreements on equipment, window cleaning, grounds maintenance, pest control, security, trash removal, and other similar services or agreements; (3) management fees (or an imputed charge for management fees if Landlord provides its own management services) and the market rental value (as reasonably determined by Landlord) of a management office; (4) the costs, including interest, amortized over the applicable useful life, of (a) any capital improvement made to the Building by or on behalf of Landlord which is required under any governmental law or regulation (or any judicial interpretation thereof) or any insurance requirement that was not applicable to, and enforced against, the Building as of the date of this Lease, (b) any capital cost of acquisition and installation of any device or equipment designed or anticipated to improve the operating efficiency of any system within the Building or which is reasonably intended to reduce Operating Expenses and which is properly capitalized, or (c) the cost of any capital improvement or capital equipment which is acquired to improve the safety of the Building or Property, or (d) capital improvements which are replacements or modifications of items located in the Common Areas required to keep the Common Areas in good order or condition; (5) all services, supplies, repairs, replacements or other expenses directly and reasonably associated with servicing, maintaining, managing and operating the Building, including, but not limited to the lobby, vehicular and pedestrian traffic areas and other Common Areas; (6) wages and salaries of Landlord’s employees (not above the level of Building or Property Manager or such other title representing the on-site management representative primarily responsible for management of the Building) engaged in the maintenance, operation, repair and services of the Building, including taxes, insurance and customary fringe benefits (which wages and salaries shall be prorated, in the case of employees who perform services with respect to more than one property, based upon Landlord’s good faith estimate of each such employee’s proportionate time spent with respect to each applicable property); (7) legal and accounting costs (but not including legal costs incurred in collecting delinquent rent from any occupants of the Property); (8) costs to maintain and repair the Building and Property; and (9) landscaping and security costs unless and to the extent that Landlord hires a third party to provide such services pursuant to a service contract and the cost of that service contract is already included in Operating Expenses as described above.

Operating Expenses shall specifically exclude the following: (i) costs of alterations of tenant spaces (including all tenant improvements to such spaces); (ii) costs of capital improvements, except as provided in the preceding paragraph; (iii) depreciation, interest and principal payments on mortgages, and other debt costs, if any; (iv) real estate brokers’ leasing commissions or compensation and advertising and other marketing expenses; (v) payments to affiliates of the Landlord for goods and/or services to the extent the same are materially in excess of what would be paid to non-affiliated parties of similar experience, skill and expertise for such goods and/or services in an arm’s length transaction; (vi) costs or other services or work performed for the singular benefit of another tenant or occupant (other than for common areas of the Building); (vii) legal, space planning, construction, and other expenses incurred in procuring tenants for the Building or renewing or amending leases with existing tenants or occupants of the Building; (viii) costs of advertising and public relations and promotional costs and attorneys’ fees associated with the leasing of the Building; (ix) any expense to the extent that Landlord actually receives reimbursement from insurance, condemnation awards, other tenants or any other source; (x) costs incurred in connection with the sale, financing, refinancing, mortgaging, or other change of ownership of the Building; (xi) all expenses in connection with the installation, operation and maintenance of any observatory, broadcasting facilities, luncheon club, athletic or recreation club, cafeteria, dining facility or other facility not generally available to all office tenants of the Building, including Tenant; (xii) Taxes; (xiii) Insurance Expenses; and (xiv) rental under any ground or underlying tease or leases.

(c)       “Taxes” shall mean all taxes and assessments of every kind and nature which Landlord shall become obligated to pay with respect to any calendar year of the Term or portion thereof because of or in any way connected with the ownership, leasing, or operation of the Building and the Property, as well as any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election (“Proposition 13”) and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants, and, in further recognition of the decrease in the level and quality of governmental services and amenities as a result of Proposition 13, Taxes shall also include any governmental or private assessments or the Property’s contribution towards a governmental or private cost-sharing agreement for the purpose of augmenting or improving the quality of services and amenities normally provided by governmental agencies. Notwithstanding anything to the contrary contained herein, (i) Landlord shall include in Taxes each year hereunder (including, without limitation, the Tax Base Year) the amounts levied, assessed, accrued or imposed for such year, regardless of whether paid or payable in another year (except that, with respect to personal property taxes, Landlord shall include in Taxes the amounts paid during each such year), and Landlord shall each year make any other appropriate changes to reflect adjustments to Taxes for prior years (including, without limitation, the Tax Base Year) due to error by the taxing authority, supplemental assessment or other reason, regardless of whether Landlord uses an accrual system of accounting for other purposes (the amount of any tax refunds received by Landlord during the Term of this Lease shall be deducted from Taxes for the calendar year to which such refunds are attributable); (ii) the amount of special taxes and special assessments to be included shall be limited to the amount of the installments (plus any interest, other than penalty interest, payable thereon) of such special tax or special assessment payable for the calendar year in respect of which Taxes are being determined; (iii) the amount of any tax or excise levied by the State or the City where the Building is located; any political subdivision of either, or any other taxing body, on rents or other income from the Property (or the value of the leases thereon) to be included shall not be greater than the amount which would have been payable on account of such tax or excise by Landlord during the calendar year in respect of which Taxes are being determined had the income received by Landlord from the Building [excluding amounts payable under this subparagraph (iii)] been the sole taxable income of Landlord for such calendar year; (iv) if any portion of the Taxes in the Tax Base Year includes an assessment which is no longer payable in a subsequent calendar year, Taxes for the Tax Base Year shall be adjusted to eliminate the amount of the annual assessment originally included therein; and (v) Taxes shall also include Landlord’s reasonable costs and expenses (including reasonable attorneys’ fees) in contesting or attempting to reduce any Taxes. Taxes will not include income taxes [except those which may be included pursuant to subparagraph (iii) above], excess profits taxes, franchise, capital stock, and inheritance or estate taxes. Without limiting the generality of this Section 7(c), if at any time prior to or during the Term any sale, refinancing or change in ownership of the Building is consummated, and if Landlord reasonably anticipates that the Building will be reassessed for purposes of Taxes as a result thereof, but that such reassessment may not be completed during the calendar year in which such event is consummated, then for all purposes under this Lease, Landlord will calculate Taxes applicable to such calendar year and thereafter based upon Landlord’s good faith estimate of the Taxes which will result from such reassessment. Upon the finalization of any such reassessment and Landlord’s determination of actual Taxes applicable to the Tax Base Year and all calendar years subsequent thereto, as applicable, Landlord shall have the right to adjust the applicable Taxes therefor and, upon such adjustment, Landlord or Tenant, as appropriate, shall promptly make such reconciliation payment (which, in the case of Landlord, may be made in the form of a credit against the installment(s) of Tenant’s Share of excess Taxes next coming due) as may be necessary in order that Tenant pays Tenant’s Share of actual Taxes for each such calendar year.

(d)       “Insurance Expenses” shall mean the amount paid or incurred by Landlord (i) in insuring all or any portion of the Property under policies of insurance and/or commercially reasonable self-insurance, which may include commercial general liability insurance, property insurance, worker’s compensation insurance, rent interruption insurance, contingent liability and builder’s risk insurance, and any insurance as may from time to time be maintained by Landlord and (ii) for deductible payments under any insured claims.

(e)       Cost Pools. Landlord shall have the right, from time to time, to equitably allocate some or all of the Operating Expenses and/or Insurance Expenses among different portions or occupants of the Building (the “Cost Pools”), in Landlord’s discretion. Such Cost Pools may, for example, include, but shall not be limited to, the office space tenants of the Building, and the retail space tenants. The Operating Expenses and/or Insurance Expenses allocable to each such Cost Pool shall be allocated to such Cost Pool and charged to the tenants within such Cost Pool in an equitable manner.

(f)        Procedure. As soon as reasonably possible after the commencement of each calendar year following the Base Year, Landlord will provide Tenant with a statement of the estimated monthly installments of Tenant’s Share of excess Operating Expenses, excess Taxes and excess Insurance Expenses which will be due for the remainder of the calendar year in which the Commencement Date occurs or for the next ensuing calendar year, as the case may be. Landlord shall deliver to Tenant within one hundred twenty (120) days after the close of each calendar year (including the calendar year in which this Lease terminates), or as soon thereafter as reasonably practical, a statement (“Landlord’s Statement”) setting forth: (1) the amount of any increases in Operating Expenses for such calendar year in excess of the Operating Expenses for the Operating Expense Base Year, (2) the amount of any increases in the Taxes for such calendar year in excess of the Taxes for the Tax Base Year and (3) the amount of any increases in Insurance Expenses for such calendar year in excess of the Insurance Expenses for the Insurance Expense Base Year.

(i)        For each year following the Base Year, Tenant shall pay to Landlord, together with its monthly payment of Base Rent as provided in Section 5 above, as additional Rent hereunder, the estimated monthly installment of Tenant’s Share of the excess Operating Expenses, excess Taxes and excess Insurance Expenses for the calendar year in question. At the end of any calendar year, and upon Landlord’s completion of Landlord’s Statement for such year, if Tenant has paid to Landlord an amount in excess of Tenant’s Share of excess Operating Expenses, excess Taxes or and excess Insurance Expenses for such calendar year, Landlord shall reimburse to Tenant any such excess amount (or shall apply any such excess amount to any amount then owing to Landlord hereunder, and if none, to the next due installment or installments of additional Rent due hereunder, at the option of Landlord); if Tenant has paid to Landlord less than Tenant’s Share of excess Operating Expenses, excess Taxes or excess Insurance Expenses for such calendar year, Tenant shall pay to Landlord any such deficiency within thirty (30) days after the date of delivery of the applicable Landlord’s Statement.

(ii)       For the calendar year in which this Lease terminates and is not extended or renewed, the provisions of this Article 7 shall apply, but Tenant’s Share of excess Operating Expenses, excess Taxes and excess Insurance Expenses for such calendar year shall be subject to a pro rata adjustment based upon the number of days in such calendar year prior to the expiration of the Term of this Lease Tenant’s obligation to pay Tenant’s Share of excess Operating Expenses, excess Taxes and excess Insurance Expenses (or any other amounts) accruing during, or relating to, the period prior to expiration or earlier termination of this Lease shall survive such expiration or termination. Landlord may reasonably estimate all or any of such obligations within a reasonable time before, or any time after, such expiration or termination. On or about the expiration of this Lease, Landlord, at Tenant’s written request, will meet and confer with Tenant to review Landlord’s estimated year-to-date variance between amounts paid by Tenant pursuant to this Section 7 and Landlord’s then-current estimate of actual Operating Expenses, Taxes and insurance Expenses for the then-current calendar year, in order to allow Tenant to make a projection of any reconciliation due, provided that Tenant acknowledges that any projection made by Landlord will be an estimate only, and that actual amounts payable may vary from any such estimate. Tenant shall pay the full amount of such estimate, and any additional amount due after the actual amounts are determined, in each case within thirty (30) days after Landlord sends a statement therefor. If the actual amount is less than the amount Tenant has paid as an estimate. Landlord shall refund the difference within thirty (30) days after such determination is made.

(iii)      If the Building is less than ninety-five percent (95%) occupied throughout any calendar year of the Term, inclusive of the Operating Expense Base Year, then those actual Operating Expenses and Insurance Expenses for the calendar year in question which vary with occupancy levels in the Building (including for example, but not limited to elevator maintenance costs and management fees) shall be increased by Landlord, for the purpose of determining Tenant’s Share of excess Operating Expenses and Insurance Expenses, to be the amount of Operating Expenses and Insurance Expenses which Landlord reasonably determines would have been incurred during that calendar year if the Building had been at least 100% occupied throughout such calendar year.

(f)        Tenant’s Audit Right. Tenant shall have the right to conduct an audit of Landlord’s books and records relating to Operating Expenses in accordance with the following terms and provisions, provided that Tenant delivers written notice of its intent to audit within ninety (90) days after receipt by Tenant of Landlord’s Statement and completes such audit within one hundred twenty (120) days after the date of Tenant’s notice of intent to audit:

(i)        No event of default is outstanding with respect to payment of Base Rent or additional Rent.

(ii)       Tenant shall have the right to have an employee of Tenant or a Qualified Auditor (as defined below) inspect Landlord’s accounting records at Landlord’s office no more than once per calendar year.

(iii)      Neither the employee of Tenant nor the Qualified Auditor shall be employed or engaged on a contingency basis, in whole or in part.

(iv)      Prior to commencing the audit, Tenant and the auditor shall: (i) if the auditor is not as employee of Tenant, provide Landlord with evidence that the auditor is from a nationally recognized accounting firm and that the individual performing the audit is a certified public accountant (a “Qualified Auditor”); (ii) each sign a confidentiality letter to be provided by Landlord; and (iii) provide Landlord with evidence of the fee arrangement between the auditor and Tenant.

(v)       The audit shall be limited solely to confirming that the Operating Expenses reported in the Landlord’s Statement are consistent with the terms of this Lease. The auditor shall not make any judgments as to the reasonableness of any item of expense and/or the total Operating Expenses, nor shall such reasonableness be subject to audit except where this Lease specifically states that a particular item must be reasonable.

(vi)      If Tenant’s auditor finds errors or overcharges in Landlord’s Statement that Tenant wishes to pursue, then within the time period set forth above Tenant shall advise Landlord thereof in writing with specific reference to claimed errors and overcharges and the relevant Lease provisions disqualifying such expenses. Landlord shall have a reasonable opportunity to meet with Tenant’s auditor (and any third auditor selected hereinbelow, if applicable) to explain its calculation of Operating Expenses, it being the understanding of Landlord and Tenant that Landlord intends to operate the Building as a first-class office building with services at or near the top of the market. If Landlord agrees with said findings, appropriate rebates or charges shall be made to Tenant. If Landlord does not agree, Landlord shall engage its own auditor to review the findings of Tenant’s auditor and Landlord’s books and records. The two (2) auditors and the parties shall then meet to resolve any difference between the audits.

(vii)     If agreement cannot be reached within two (2) weeks thereafter, then the auditors shall together select a third auditor (who shall be a Qualified Auditor not affiliated with and who does not perform services for either party or their affiliates) to which they shall each promptly submit their findings in a final report, with copies submitted simultaneously to the first two (2) auditors. Tenant and Landlord. Within two (2) weeks after receipt of such findings, the third auditor shall determine which of the two reports best meets the terms of this Lease, which report shall become the “Final Finding”. The third auditor shall not have the option of selecting a compromise between the first two auditors’ findings, nor to make any other finding.

(viii)    If the Final Finding determines that Landlord has overcharged Tenant, Landlord shall credit Tenant toward the payment of additional Rent next due and payable under this Lease the amount of such overcharge. If the Final Finding determines that Tenant was undercharged, then within twenty (20) days after the Final Finding, Tenant shall reimburse Landlord the amount of such undercharge.

(ix)       If the Final Finding results in a determination that Landlord overstated Operating Expenses by more than five percent (5%) of Tenant’s Share of the Operating Expense for the calendar year subject to the audit, Landlord shall pay its own audit costs and reimburse Tenant for its costs associated with said audits. If the Final Finding results in a credit to Tenant of less than one percent (1%) of Tenant’s Share of the Operating Expenses for the calendar year subject to the audit (or in a determination that Tenant underpaid Operating Expense for such year), Tenant shall pay its own costs and shall reimburse Landlord for Landlord’s costs associated with said audits. In all other events, each party shall pay its own audit costs, including one half (1/2) of the cost of the third auditor.

(x)        The results of any audit of Operating Expenses hereunder shall be treated by Tenant, all auditors, and their respective employees and agents as confidential, and shall not be discussed with nor disclosed to any third party, except for disclosures required by applicable law, court rule or order or in connection with any litigation or arbitration involving Landlord or Tenant.

8.         Late Charge. Other remedies for non-payment of Rent notwithstanding, if any monthly installment of Base Rent or additional Rent is not received by Landlord on or before the date due, or if any payment due Landlord by Tenant which does not have a scheduled due date is not received by Landlord on or before the tenth (10th) business day following the date Tenant was invoiced for such charge, a late charge of five percent (5%) of such past due amount shall be immediately due and payable as additional Rent; additionally, interest shall accrue on all delinquent amounts from the date past due until paid at the lower of (a) the rate of one and one-half percent (1-1/2%) per month or fraction thereof from the date such payment is due until paid (Annual Percentage Rate = 18%), or (b) the highest rate permitted by applicable law (the “Interest Rate”).

9.         Partial Payment. No payment by Tenant or acceptance by Landlord of an amount less than the Rent herein stipulated shall be deemed a waiver of any other Rent due. No partial payment or endorsement on any check or any letter accompanying such payment of Rent shall be deemed an accord and satisfaction, but Landlord may accept such payment without prejudice to Landlord’s right to collect the balance of any Rent due under the terms of this Lease or any late charge or interest assessed against Tenant hereunder.

10.       Security Deposit. Tenant shall pay Landlord the amount identified as the Security Deposit in the Basic Lease Provisions (hereinafter referred to as the “Security Deposit”) as evidence of good faith on the part of Tenant in the fulfillment of the terms of this Lease, which shall be held by the Landlord during the Term, or any renewal thereof. Tenant will not be entitled to any interest on the Security Deposit. The Security Deposit may be used by Landlord, at its discretion, to apply to any amount owing to Landlord hereunder, or to pay the expenses of repairing any damage (excepting normal wear and tear) to the Premises which exists on the day Tenant vacates the Premises, but this right shall not be construed to limit Landlord’s right to recover additional sums from Tenant for damages to the Premises. If there are no payments to be made from the Security Deposit pursuant to this Article 10, or if there is any balance of the Security Deposit remaining after all payments have been made, the Security Deposit, or such balance thereof remaining, will be refunded to the Tenant within thirty (30) days after fulfillment by Tenant of all obligations hereunder (including payment of the balance of any year-end reconciliation of Operating Expenses, Taxes and Insurance Expenses and the completion of any restoration obligations set forth herein). In no event shall Tenant be entitled to apply the Security Deposit to any Rent due hereunder. Upon sale or conveyance of the Building, Landlord may transfer or assign the Security Deposit to any new owner of the Building, and upon such transfer all liability of Landlord for the Security Deposit shall terminate. Landlord shall be entitled to commingle the Security Deposit with its other funds. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, and all other provisions of law, now or hereafter in force, which (a) establish a time frame within which a landlord must refund a security deposit under a lease, and/or (b) provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums reasonably necessary to compensate Landlord for any other loss or damage caused by the default of Tenant under this Lease, including without limitation all damages or rent due upon termination of this Lease pursuant to Section 1951.2 of the California Civil Code. Pursuant to the provisions of the Existing Lease, Tenant has delivered to Landlord a security deposit in the aggregate amount of Six Thousand Dollars ($6,000.00) (the “Existing Security Deposit”). The Existing Security Deposit shall be held by Landlord as part of the Security Deposit; accordingly, concurrently with Tenant’s execution and delivery of this Lease to Landlord, Tenant shall deliver to Landlord the sum of $10,857.50 to be added to the Existing Security Deposit and become the Security Deposit.

11.       Use of Premises.

(a)       Generally. Tenant shall use and occupy the Premises for general office purposes of a type customary for first-class office buildings and for no other purpose. The Premises shall not be used for any illegal purpose, nor in violation of any valid regulation of any governmental body, nor in any manner to create any nuisance or trespass, nor in any manner which will void the insurance or increase the rate of insurance on the Premises or the Building, nor in any manner inconsistent with the first-class nature of the Building, nor in any manner that would cause the occupancy level of the Premises to exceed the standard density limit for the Building.

(b)       Hazardous Materials.

(i)        Tenant shall not cause or permit the receipt, storage, use, location or handling on the Property (including the Building and Premises) of any product, material or merchandise which is explosive, highly inflammable, or a “Hazardous Material,” as that term is hereafter defined. “Hazardous Material” shall include all materials or substances which are listed in, regulated by or subject to any applicable federal, state or local laws, rules or regulations from time to time in effect, including, without limitation, hazardous waste (as defined in the Resource Conservation and Recovery Act); hazardous substances (as defined in the Comprehensive Emergency Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act); gasoline or any other petroleum product or by-product or other hydrocarbon derivative; toxic substances (as defined by the Toxic Substances Control Act); insecticides, fungicides or rodenticide. (as defined in the Federal Insecticide, Fungicide, and Rodenticide Act); and asbestos, radon and substances determined to be hazardous under the Occupational Safety and Health Act or regulations promulgated thereunder. Notwithstanding the foregoing, Tenant shall not be in breach of this provision as a result of the presence in the Premises of minor amounts of Hazardous Materials which are in compliance with all applicable laws, ordinances and regulations and are customarily present in a general office use (e.g., copying machine chemicals and kitchen cleansers).

(ii)       Without limiting in any way Tenant’s obligations under any other provision of this Lease, Tenant and its successors and assigns shall indemnify, protect, defend (with counsel approved by Landlord) and hold Landlord, its partners, officers, directors, shareholders, employees, agents, lenders, contractors and each of their respective successors and assigns (the “Indemnified Parties”) harmless from any and all claims, damages, liabilities, losses, costs and expenses of any nature whatsoever, known or unknown, contingent or otherwise (including, without limitation, attorneys’ fees, litigation, arbitration and administrative proceedings costs, expert and consultant fees and laboratory costs, as well as damages arising out of the diminution in the value of the Premises, the Property or any portion thereof, damages for the loss of the Premises or the Property or any portion thereof, damages arising from any adverse impact on the marketing of space in the Premises, and sums paid in settlement of claims), which arise during or after the Term in whole or in part as a result of the presence or suspected presence of any Hazardous Materials, in, on, under, from or about the Premises due to Tenant’s acts or omissions, unless such claims, damages, liabilities, losses, costs and expenses arise out of or arc caused by the negligence or willful misconduct of any of the Indemnified Parties. Landlord and its successors and assigns shall indemnify and hold Tenant and its successors and assigns harmless against all such claims or damages to the extent arising out of or caused by the negligence or willful misconduct of Landlord, its agents or employees. The indemnities contained herein shall survive the expiration or earlier termination of this Lease.

12.       Compliance with Laws. Tenant, at its sole cost and expense, shall promptly comply with all statutes, codes, ordinances, orders, rules and regulations of any municipal or governmental entity which are now in force or which may hereafter be enacted or promulgated, including, without limitation, the Americans with Disabilities Act of 1990, as amended (collectively, “Law(s)”), regarding the operation of Tenant’s business and the use, condition, configuration and occupancy of the Premises. In addition, Tenant, at its sole cost and expense, shall promptly comply with any Laws that relate to the “Base Building” (defined below) and/or any areas of the Building or the Property outside the Premises, but only to the extent such obligations are triggered by Tenant’s particular use of the Premises (as opposed to office use in general), Alterations or improvements in the Premises performed or requested by Tenant, or Tenant’s occupancy of the Premises in excess of the standard density limit for the Building. “Base Building” shall include the structural portions of the Building, the public restrooms and the Building mechanical, electrical, life-safety and plumbing systems and equipment located in the internal core of the Building. Tenant shall promptly provide Landlord with copies of any notices it receives regarding an alleged violation of Law.

13.       Waste Disposal. All normal trash and waste (i.e., waste that does not require special handling pursuant to the provisions of this Article 13 set forth below) shall be disposed of through the janitorial service. Tenant shall be responsible for the removal and disposal of any waste deemed by any governmental authority having jurisdiction over the matter to be hazardous or infectious waste or waste requiring special handling, such removal and disposal to be in accordance with any and all applicable governmental rules, regulations, codes, orders or requirements. Tenant agrees to separate and mark appropriately all waste to be removed and disposed of through the janitorial service pursuant to the immediately preceding sentence and hazardous, infectious or special waste to be removed and disposed of by Tenant pursuant to this sentence.

14.       Rules and Regulations. The current rules and regulations of the Building (the “Rules and Regulations”), a copy of which is attached hereto as Exhibit D, and all reasonable rules and regulations and modifications thereto which Landlord may hereafter from time to time adopt and promulgate after notice thereof to Tenant are hereby made a part of this Lease and shall be observed and performed by Tenant, its agents, employees and invitees.

15.       Services.

(a)       Generally. The normal business hours of the Building (“Building Service Hours”) shall be from 8:00 A. M. to 6:00 P.M. on Monday through Friday, exclusive of Building holidays as reasonably designated by Landlord (“Building Holidays”). Initially and until further notice by Landlord to Tenant, the Building Holidays shall be: New Year’s Day, Presidents Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day. Landlord shall furnish the following services during the Building Service Hours except as noted:

(i)        Passenger elevator service at all times;

(ii)       Heating, ventilation and air conditioning (“HVAC”) reasonably adequate to allow for the comfortable occupancy of the Premises, subject to governmental regulations (so long as the occupancy level of the Premises and the heat generated by electrical lighting and fixtures do not exceed the following thresholds:

(1)        Occupant Load: One (1) per person per 200 rentable square feet;

(2)        Equipment & Lighting Load: 3.0 watts per usable square foot.

(iii)      Water at all times for all restrooms and lavatories;

(iv)      Janitorial service Monday through Friday (exclusive of Building Holidays);

(v)       Electric power for lighting and outlets not in excess of the total watts per usable square foot of the Premises described in clause 15(a)(ii) above at 100% connected load during Building Service Hours (Tenant shall pay for any electrical sendee in excess of such amount, including, at Landlord’s option, the cost of purchase and installation of any equipment necessary to meter such usage); and

(vi)      Replacement of Building standard lamps and ballasts as needed from time to time.

(b)       Extra Services. Except as expressly set forth herein, Tenant shall have no right to any services in excess of those provided herein; however:

(i)        Tenant shall have the right to receive HVAC service during hours other than Building Service Hours by paying Landlord’s then standard charge for additional HVAC service and providing such prior notice as is reasonably specified by Landlord;

(ii)       if Tenant is permitted to connect any supplemental HVAC units to the Building’s condenser water loop or chilled water line, such permission shall be conditioned upon Landlord having adequate excess capacity from time to time and such connection and use shall be subject to Landlord’s reasonable approval and reasonable restrictions imposed by Landlord, and Landlord shall have the right to charge Tenant a connection fee and/or a monthly usage fee, as reasonably determined by Landlord;

(iii)      Landlord shall have the right to measure Tenant’s electrical usage by commonly accepted methods, including the installation of measuring devices such as submeters and check meters. If it is determined that Tenant is using electricity in such quantities or during such periods as to cause the total cost of Tenant’s electrical usage, on a monthly, per rentable square foot basis, to exceed that which Landlord reasonably deems to be standard for the Building, Tenant shall pay Landlord as additional Rent the estimated cost of such excess electrical usage and, if applicable, for the cost of purchasing, installing and maintaining the measuring device(s);

(iv)      If Tenant installs or operates a server room or supplemental HVAC units or other forms of high-consumption equipment or areas, Landlord will have the right to install, at Tenant’s sole cost and expense, a separate electrical meter to measure Tenant’s electrical consumption in such areas or from such equipment and to require that Tenant pay Landlord directly for the electricity consumed in such areas or by such equipment, on a monthly basis, within ten (10) days after the delivery and an invoice from Landlord.

(v)       if Tenant uses any other services in an amount or for a period in excess of that provided for herein, then Landlord reserves the right to charge Tenant as additional Rent hereunder a reasonable sum as reimbursement for the cost of such added service, and to charge Tenant for the cost of any administrative time, additional equipment or facilities or modifications thereto which are necessary to provide the additional services, and/or to discontinue providing such excess services to Tenant.

(c)       Interruptions. Landlord shall not be liable for any damages directly or indirectly resulting from the interruption in any of the services described above, nor shall any such interruption entitle Tenant to any abatement of Rent or any right to terminate this Lease or be deemed an eviction, constructive or actual. Landlord shall use reasonable efforts to furnish uninterrupted services as required above. Notwithstanding the foregoing, in the event that any interruption or discontinuance of services provided pursuant to this Article 15 was within the reasonable control of Landlord to prevent (and was not caused in any way by the act or omission of Tenant or Tenant’s employees, invitees or contractors), (ii) continues beyond five (5) business days after the date of delivery of written notice from Tenant to Landlord, (iii) materially and adversely affects Tenant’s ability to conduct business in the Premises, or any material portion thereof, and (iv) on account of such interruption or disturbance Tenant ceases doing business in the Premises, Base Rent shall abate proportionately, beginning on the sixth (6th) business day after delivery of said notice and continuing for so long as Tenant remains unable to (and in fact does not) conduct its business in the Premises or such portion thereof. To the extent within Landlord’s reasonable control, Landlord agrees to use reasonable efforts to restore such interrupted or discontinued service as soon as reasonably practicable.

16.       Telephone and Data Equipment. Landlord shall have no responsibility for providing to Tenant any telephone or data equipment, including wiring, within the Premises or for providing telephone or data service or connections from the utility to the Premises, except as required by law. Tenant shall not alter, modify, add to or disturb any telephone or data wiring in the Premises or elsewhere in the Building without the Landlord’s prior written consent. Tenant shall be liable to Landlord for any damage to the telephone or data wiring in the Building due to the act, negligent or otherwise, of Tenant or any employee, contractor or other agent of Tenant. Tenant shall have no access to the telephone or data closets within the Building, except in the manner and under procedures established by Landlord. Tenant shall promptly notify Landlord of any actual or suspected failure of telephone or data service to the Premises. All costs incurred by Landlord for the installation, maintenance, repair and replacement of telephone or data wiring within the Building shall be an Operating Expense unless and to the extent Landlord is reimbursed for such costs by any tenants of the Building. Landlord shall not be liable to Tenant and Tenant waives all claims against Landlord whatsoever, whether for personal injury, property damage, loss of use of the Premises, or otherwise, due to the interruption or failure of telephone or data services to the Premises. Tenant hereby holds Landlord harmless and agrees to indemnify, protect and defend Landlord from and against any liability for any damage, loss or expense due to any failure or interruption of telephone or data service to the Premises for any reason. Tenant agrees to obtain business interruption insurance adequate to cover any damage, loss or expense occasioned by the interruption of telephone or data service. All electronic, fiber, phone and data cabling and related equipment that is installed by or for the exclusive benefit of Tenant is referred to herein as “Cable”. Landlord may designate specific contractors with respect to oversight, installation, repair, connection to, and removal of vertical Cable. All Cable shall be clearly marked with adhesive plastic labels (or plastic tags attached to such Cable with wire) to show Tenant’s name, suite number, and the purpose of such Cable (i) every 6 feet outside the Premises (specifically including, but not limited to, the electrical room risers and any Common Areas), and (ii) at the termination point(s) of such Cable.

17.       Signs.

(a)       Generally. Tenant shall not paint or place any signs, placards, or other advertisements of any character upon the windows of the Premises (except with the prior consent of Landlord, which consent may be withheld by Landlord in its absolute discretion), and Tenant shall place no signs upon the outside walls, common areas or the roof of the Building.

(b)       Building-Standard Signage. Landlord, at Landlord’s sole cost and expense, shall initially provide Tenant with Building-standard signage in the Building’s ground floor lobby, in the elevator lobby on the fourth (4th) and sixth (6th) floors of the Building and at the entrance to the Premises. Any subsequent changes to, or revisions or replacements of such signage, shall be at Tenant’s sole cost and expense.

18.       Force Majeure. in the event of a strike, lockout, labor trouble, civil commotion, an act of God, or any other event beyond a party’s control (a “force majeure event”) which results in such party being unable to timely perform its obligations hereunder (other than the inability to pay any amount due hereunder), and so long as such party diligently proceeds to perform such obligations after the end of such force majeure event, such party shall not be in breach hereunder.

19.       Repairs and Maintenance By Landlord. Tenant, by taking possession of the Premises, shall accept and shall be held to have accepted the Premises as suitable for the use intended by this Lease. In no event shall Tenant be entitled to compensation or any other damages or any other remedy against Landlord in the event the Premises are not deemed suitable for Tenant’s use. Landlord shall not be required, after possession of the Premises has been delivered to Tenant, to make any repairs or improvements to the Premises, except as expressly set forth in this Lease. Except for damage caused by casualty and condemnation (which shall be governed by Articles 22 and 23 below), and subject to normal wear and tear. Landlord shall maintain in good repair (i) the structural elements of the Building, including the exterior wails and foundation, (ii) Common Areas, (iii) the mechanical, electrical, plumbing and HVAC systems which serve the Building in general, provided such repairs are not occasioned by Tenant, Tenant’s invitees or anyone in the employ or control of Tenant. Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932, and Sections 1941 and 1942 of the California Civil Code, or any similar or successor Laws now or hereafter in effect.

20.       Repairs By Tenant. Except as described in Article 19 above, Tenant shall, at its sole cost and expense, maintain the Premises in good repair and in a neat and clean, first-class condition, including making all necessary repairs and replacements. Tenant’s repair and maintenance obligations include, without limitation, repairs to: (a) floor coverings; (b) interior partitions; (c) doors; (d) the interior side of demising walls; (e) Alterations (described in Article 21); (f) supplemental air conditioning units, kitchens (including hot water heaters), plumbing, and similar facilities exclusively serving Tenant, whether such items are installed by or on behalf of Tenant or are currently existing in the Premises and (g) Cable. Tenant shall further, at its own cost and expense, repair or restore any damage or injury to all or any part of the Building or Property caused by Tenant or Tenant’s agents, employees, invitees, licensees, visitors or contractors, including but not limited to any repairs or replacements necessitated by (i) the construction or installation of improvements to the Premises by or on behalf of Tenant, and (ii) the moving of any property into or out of the Premises; at Landlord’s option, Landlord will perform such work and Tenant will pay Landlord the cost thereof plus a commercially reasonable administrative fee. If Tenant fails to make such repairs or replacements within fifteen (15) days after notice from Landlord, Landlord may, at its option, upon prior reasonable notice to Tenant (except in an emergency) make the required repairs and replacements and the costs of such repair or replacements (including Landlord’s administrative charge) shall be charged to Tenant as additional Rent and shall become due and payable by Tenant with the monthly installment of Base Rent next due hereunder.

21.       Alterations and Improvements/Liens.

(a) Generally. Except for minor, decorative alterations performed below the ceiling of the Premises which do not affect the Building’s structure or systems, will not create excessive noise or result in the dispersal of odors or debris (including dust or airborne particulate matter), are not visible from outside the Premises, do not require the procurement of a building permit and do not cost in excess of $10,000.00 in the aggregate. Tenant shall not make or allow-to be made any alterations, physical additions or improvements in or to the Premises (“Alterations”) without first obtaining in writing Landlord’s written consent for such alterations or additions, which consent will not be unreasonably withheld; provided, however, that such consent may be granted or withheld in Landlord’s sole discretion if the Alterations will affect the Building’s structure or systems, or will be visible from outside the Premises. Prior to starting work, Tenant shall furnish Landlord with plans and specifications (which shall be in CAD format if requested by Landlord); names of contractors reasonably acceptable to Landlord (provided that Landlord may designate specific contractors with respect to Base Building and vertical Cable and may also require that Tenant use only union labor for any work in the Building); required permits and approvals; evidence of contractor’s and subcontractor’s insurance in amounts reasonably required by Landlord and naming Landlord the managing agent for the Building and such other person or entities, as Landlord may reasonably request as additional insureds; and any security for payment and performance in amounts reasonably required by Landlord. Tenant shall reimburse Landlord for any sums paid by Landlord for third party examination of Tenant’s plans for Alterations. Landlord’s approval of an Alteration shall not be deemed a representation by Landlord that the Alteration complies with Law. In addition, Tenant shall pay Landlord a fee for Landlord’s oversight and coordination of any Alterations equal to ten percent (10%) of the cost of the Alterations. Upon completion, Tenant shall furnish Landlord with at least (3) sets of “as-built” plans (as well as a set in CAD format, if requested by Landlord) for Alterations, completion affidavits and full and final, unconditional waivers of lien and will cause a Notice of Completion to be recorded in the Office of the Recorder of the County of San Francisco in accordance with Section 3093 of the California Civil Code or any successor statute and will timely provide all notices required under Section 3259.5 of the California Civil Code or any successor statute or any successor statute. Any Alterations shall at once become the property of Landlord; provided, however, that Landlord, at its option, may require Tenant to remove any Alterations prior to the expiration or sooner termination of this Lease (if Landlord notified Tenant at the time of Landlord’s consent to any such Alterations that Landlord reserved the right to require the removal thereof). All costs of any Alterations (including, without limitation, the removal thereof) shall be borne by Tenant, If Tenant fails to promptly complete the removal of any Alterations and/or to repair any damage caused by the removal, Landlord may do so and may charge the cost thereof to Tenant. All Alterations shall be made in a good, first-class, workmanlike manner and in a manner that does not disturb other tenants (i.e., any loud work must be performed during non-business hours) in accordance with Landlord’s then-current guidelines for construction, and Tenant shall maintain appropriate liability and builder’s risk insurance throughout the construction. Tenant will indemnify, defend, protect and hold Landlord harmless from and against any and all claims for injury to or death of persons or damage or destruction of property arising out of or relating to the performance of any Alterations by or on behalf of Tenant. Under no circumstances shall Landlord be required to pay, during the Term (as the same may be extended or renewed), any ad valorem or Property tax on such Alterations, Tenant hereby covenanting to pay all such taxes when they become due.

(b)       Liens. Nothing contained in this Lease shall authorize or empower Tenant to do any act which shall in any way encumber Landlord’s title to the Building, Property, or Premises, nor in any way subject Landlord’s title to any claims by way of lien or encumbrance, whether claimed by operation of law or by virtue of any expressed or implied contract of Tenant, and any claim to a lien upon the Building, Property or Premises arising from any act or omission of Tenant shall attach only against Tenant’s interest and shall in all respects be subordinate to Landlord’s title to the Building, Property, and Premises. If Tenant has not removed any such lien or encumbrance or (provided that Tenant is in good faith contesting such lien or encumbrance) delivered to Landlord a title indemnity, bond or other security reasonably satisfactory to Landlord, within ten (10) days after written notice to Tenant by Landlord, Landlord may pay the amount necessary to remove such lien or encumbrance, without being responsible for making any investigation as to the validity thereof, and the amount so paid shall be deemed additional Rent reserved under this Lease due and payable forthwith.

22.       Destruction or Damage.

(a)       Completion Estimate. If all or any portion of the Premises becomes untenantable or inaccessible by fire or other casualty to the Premises or the Common Areas (collectively a “Casualty”), Landlord, with reasonable promptness, shall cause a general contractor selected by Landlord to provide Landlord with a written estimate of the amount of time required, using standard working methods, to substantially complete the repair and restoration of the Premises and any Common Areas necessary to provide access to the Premises (“Completion Estimate”). Landlord shall promptly forward a copy of the Completion Estimate to Tenant. If the Completion Estimate indicates that the Premises or any Common Areas necessary to provide access to the Premises cannot be made tenantable within two hundred seventy (270) days from the date the repair is started, then Landlord shall have the right to terminate this Lease upon written notice delivered to Tenant within thirty (30) days following delivery of the Completion Estimate. In addition, Landlord, by notice delivered to Tenant within ninety (90) days after the date of the Casualty, shall have the right to terminate this Lease if: (1) the Premises have been materially damaged and there are less than two (2) years of the Term remaining on the date of the Casualty; (2) any Holder requires that the insurance proceeds be applied to the payment of the mortgage debt; or (3) a material uninsured loss to the Building or Premises occurs.

(b)       Landlord’s Repair; Abatement. If this Lease is not terminated, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, restore the Premises and Common Areas. Such restoration shall be to substantially the same condition that existed prior to the Casualty, except for modifications required by Law or any other modifications to the Common Areas deemed desirable by Landlord. Upon notice from Landlord, Tenant shall assign or endorse over to Landlord (or to any party designated by Landlord) all property insurance proceeds payable to Tenant under Tenant’s insurance with respect to any Alteration; provided if the estimated cost to repair such Alteration exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, the excess cost of such repairs shall be paid by Tenant to Landlord prior to Landlord’s commencement of repairs. Within fifteen (15) days after demand, Tenant shall also pay Landlord for any additional excess costs that are determined during the performance of the repairs to any Alteration. In no event shall Landlord be required to spend more for the restoration of the Premises and Common Areas than the proceeds received by Landlord, whether insurance proceeds or proceeds from Tenant. Landlord shall not be liable for any inconvenience to Tenant or injury to Tenant’s business resulting in any way from the Casualty or the repair thereof. Provided that Tenant is not in default, during any period of time that all or a material portion of the Premises is rendered untenantable as a result of a Casualty, Base Rent shall abate for the portion of the Premises that is untenantable and not used by Tenant.

(c)       Statutory Waiver. The provisions of this Lease, including this Article 22, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, Building or Property, and any Laws, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any similar or successor Laws now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, Building or Property.

23.       Eminent Domain. Either party may terminate this Lease if any material part of the Premises is taken or condemned for any public or quasi-public use under Law, by eminent domain or conveyance in lieu thereof (a “Taking”). Landlord shall also have the right to terminate this Lease if there is a Taking of any portion of the Building or Property that would have a material adverse effect on Landlord’s ability to profitably operate the remainder of the Building. The terminating party shall provide written notice of termination to the other party within forty-five (45) days after it first receives notice of the Taking. The termination shall be effective as of the effective date of any order granting possession to, or vesting legal title in, the condemning authority. If this Lease is not terminated, Base Rent and Tenant’s Share shall be appropriately adjusted to account for any reduction in the square footage of the Building or Premises. All compensation awarded for a Taking shall be the property of Landlord. The right to receive compensation or proceeds is expressly waived by Tenant, provided, however, Tenant may file a separate claim, for Tenant’s personal property and Tenant’s reasonable relocation expenses, provided the filing of such claim does not diminish the amount of Landlord’s award. If only a part of the Premises is subject to a Taking and this Lease is not terminated, Landlord, with reasonable diligence, will restore the remaining portion of the Premises as nearly as practicable to the condition immediately prior to the Taking. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of the California Code of Civil Procedure, or any similar or successor Laws.

24.       Damage or Theft of Personal Property. All personal property brought into the Premises shall be at the risk of Tenant only and Landlord shall not be liable for theft thereof or any damage thereto occasioned by any acts of co-tenants, other occupants of the Building, or any other person, except, with respect to damage to the Premises, as may be occasioned by the negligence or willful misconduct of Landlord, its employees and agents (but subject to the waiver of subrogation provisions set forth below).

25.       Insurance; Waivers.

(a)       Tenant’s Insurance. Tenant covenants and agrees that from and after the date of delivery of the Premises from Landlord to Tenant, Tenant will carry and maintain, at its sole cost and expense, the following types of insurance, in the amounts specified and in the form hereinafter provided for:

(i)        Commercial General Liability (“CGL”) Insurance written on an occurrence basis, covering the Premises and all operations of Tenant in or about the Premises against claims for bodily injury, death, property damage and products liability and to include contractual liability coverage insuring Tenant’s indemnification obligations under this Lease, to be in combined single limits of not less than $2,000,000 each occurrence for bodily injury, death and property damage, $2,000,000 for products/completed operations aggregate, $2,000,000 for personal injury, and to have general aggregate limits of not less than $2,000,000 (per location) and Umbrella Liability Insurance in an amount not less than $5,000,000 for each policy year. The general aggregate limits under the Commercial General Liability insurance policy or policies shall apply separately to the Premises and to Tenant’s use thereof (and not to any other location or use of Tenant) and such policy shall contain an endorsement to that effect. The certificate of insurance evidencing the CGL form of policy shall specify all endorsements required herein and shall specify on the face thereof that the limits of such policy apply separately to the Premises.

(ii)       Insurance covering all of the items included in Tenant’s heating, ventilating and air conditioning equipment maintained by Tenant, trade fixtures, merchandise and personal property from time to time in, on or upon the Premises, and all Tenant Improvements and any Alterations in an amount not less than one hundred percent (100%) of their full replacement value from time to time during the Term, providing protection against perils included within the standard form of “all-risk” (i.e., “Special Cause of Loss”) fire and casualty insurance policy. Any policy proceeds from such insurance shall be held in trust by-Tenant’s insurance company for the repair, construction and restoration or replacement of the property damaged or destroyed unless this Lease shall cease and terminate under the provisions of Article 22 above.

(iii)      Workers’ Compensation insurance in amounts required by law.

(iv)      Employer’s Liability coverage of at least $1,000,000.00 per occurrence,

(v)       Business Interruption Insurance equal to not less than fifty percent (50%) of the estimated gross earnings (as defined in the standard form of business interruption insurance policy) of Tenant at the Premises, which insurance shall be issued on an “all risk” basis (or its equivalent).

(b)       Requirements for Tenant’s Policies. All policies of the insurance provided for in Section 25(a) above shall be issued in form acceptable to Landlord by insurance companies with a rating and financial size of not less than A:VIII in the most current available “Best’s Insurance Reports”, and licensed to do business in the state in which the Building is located. Each and every such policy:

(i)        shall designate Landlord (as well as Landlord’s managing agent and any mortgagee of Landlord and any other party reasonably designated by Landlord) as an additional insured, except with respect to the insurance described in Sections 25(a)(iii) and 25(a)(iv) above;

(ii)       shall be delivered in its entirety (or, in lieu thereof, a certificate in form and substance satisfactory to Landlord) to each of Landlord and any such other parties in interest prior to any entry by Tenant or Tenant’s employees or contractors onto the Premises and thereafter within five (5) days after the inception (or renewal) of each new policy, and as often as any such policy shall expire or terminate. Renewal or additional policies shall be procured and maintained by Tenant in like manner and to like extent;

(iii)      shall contain a provision that the insurer will give to Landlord and such other parties in interest at least thirty (30) days notice in writing (and ten (10) days in the case of non-payment) in advance of any material change, cancellation, termination or lapse, or the effective date of any reduction in the amounts of insurance; and

(iv)      shall be written as a primary policy which does not contribute to and is not in excess of coverage which Landlord may carry.

(c)       Additional Insurance Obligations. Tenant shall carry and maintain during the entire Term, at Tenant’s sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article 25 and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant’s operations therein, as may be reasonably requested from time to time by Landlord.

(d)       Landlord’s Insurance. During the Term, Landlord shall keep in effect (i) commercial property insurance on the Base Building (but not on any Alterations or any of Tenant’s personal property), and (ii) a policy or policies of commercial genera! liability insurance insuring against liability arising out of the risks of death, bodily injury, property damage and personal injury liability with respect to the Building and Property and (iii) such other types of insurance coverage, if any, as Landlord, in Landlord’s sole discretion, may elect to carry.

(e)       Subrogation. Notwithstanding anything to the contrary set forth hereinabove, Landlord and Tenant do hereby waive any and all claims against one another for damage to or destruction of real or personal property to the extent such damage or destruction can be covered by “all risks” property insurance of the type described in Section 25(a)(ii) and Section 25(d) above. The risk to be borne by each party shall also include the satisfaction of any deductible amounts required to be paid under the applicable “all risks” fire and casualty insurance carried by the party whose property is damaged, and each party agrees that the other party shall not be responsible for satisfaction of such deductible (this will not preclude Landlord from including deductible payments in Insurance Expenses). These waivers shall apply if the damage would have been covered by a customary “all risks” insurance policy, even if the party fails to obtain such coverage. The intent of this provision is that each party shall look solely to its insurance with respect to property damage or destruction which can be covered by “all risks” insurance of the type described in Section 25(a)(ii) and Section 25(d). Each such policy shall include a waiver of all rights of subrogation by the insurance carrier against the other party, its agents and employees with respect to property damage covered by the applicable “all risks” fire and casualty insurance policy.

26.       Indemnities.

(a)       Tenant’s Indemnity. Except to the extent caused by the negligence or willful misconduct of Landlord, Tenant will indemnify, defend, protect and hold harmless Landlord from and against any and all loss, cost, damage or liability arising in any manner (i) caused anywhere in the Building or on the Property due to the negligence or willful misconduct of Tenant, its agents, contractors or employees or (ii) due to any occurrence in the Premises (or arising out of actions taking place in the Premises) unless such damage is caused by the negligence or willful misconduct of Landlord, its agents, or employees, or (iii) arising out of Tenant’s breach or default under the terms of this Lease. Tenant hereby waives all claims against and releases Landlord and its trustees, members, principals, beneficiaries, partners, officers, directors, employees, Holders (defined in Section 38(a)) and agents from all claims for any injury to or death of persons, damage to property or loss of profits or revenue in any manner related to (a) force majeure, (b) acts of third parties, (c) the bursting or leaking of any tank, water closet, drain or other pipe, (d) the inadequacy or failure of any security or protective services, personnel or equipment.

(b)       Landlord’s Indemnity. Except to the extent caused by the negligence or willful misconduct of Tenant or Tenant’s employees, contractors, invitees, subtenants or assignees. Landlord will indemnify, defend, protect and hold Tenant harmless from and against all loss, cost, damage or liability caused by the negligence or willful misconduct of Landlord, its agents or employees which occur on the Property or Common Areas.

(c)       General Conditions. The indemnities set forth hereinabove shall include the application to pay reasonable expenses incurred by the indemnified party, including, without limitation, reasonable, actually incurred attorney’s fees. Notwithstanding any other provision of this Lease to the contrary, in no case shall Landlord be liable to Tenant for any lost profits, damage to business, or any form of special, indirect or consequential damage on account of any breach of this Lease or otherwise, notwithstanding anything to the contrary contained in this Lease.

(d)       Subject to Subrogation Waivers. The indemnities contained herein do not override the waivers contained in Section 25(e) above,

27.       Acceptance, .and Waiver. Except to the extent caused by the negligence or willful misconduct of Landlord, its agents and employees (but subject to the insurance provisions in Article 25 above), Landlord shall not be liable to Tenant, its agents, employees, guests or invitees (and, if Tenant is a corporation, its officers, agents, employees, guests or invitees) for any damage caused to any of them due to the Building or any part or appurtenances thereof being improperly constructed or being or becoming out of repair, or arising from the leaking of gas, water, sewer or steam pipes, or from electricity; provided, however, that this Section shall not preclude Tenant from seeking recovery from any third party responsible for such damage or injury.

28,       Estoppel. Tenant shall, from time to time, upon, not less than ten (10) days prior written request by Landlord, execute, acknowledge and deliver to Landlord a written statement certifying that this Lease is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and stating the modifications), the dates to which the Rent has been paid, that Tenant is not in default hereunder and whether Tenant has any offsets or defenses against Landlord under this Lease, and whether or not to the best of Tenant’s knowledge Landlord is in default hereunder (and if so, specifying the nature of the default) and any other information reasonably requested by Landlord regarding this Lease, it being intended that any such statement delivered pursuant to this paragraph may be relied upon by a prospective purchaser of Landlord’s interest or by a mortgagee of Landlord’s interest or assignee of any security deed upon Landlord’s interest in the Premises. If Tenant fails to timely deliver an executed estoppel certificate to Landlord, the estoppel prepared by Landlord will be deemed true and correct and binding upon Tenant and at Landlord’s option, such failure will constitute a default hereunder without the necessity of additional notice or the passage of additional grace periods.

29.       Notices. Any notice which is required or permitted to be given by either party under this Lease shall be in writing and must be given only by certified mail, return receipt requested, by hand delivery or by nationally recognized overnight courier service at the addresses set forth in the Basic Lease Provisions. Any such notice shall be deemed given on the earlier of two (2) business days after the date sent in accordance with one of the permitted methods described above or the date of actual receipt thereof unless receipt occurs on a weekend or holiday, in which case notice will be deemed given on the next-succeeding business day. The time period for responding to any such notice shall begin on the date the notice is actually received, but refusal to accept delivery or inability to accomplish delivery because the party can no longer be found at the then current notice address, shall be deemed receipt. Either party may change its notice address by notice to the other party in accordance with the terms of this Article 29.

30.       Default. The occurrence of any of the following events shall constitute a default on the part of Tenant without notice from Landlord (“Default”) unless otherwise provided:

(a)       Vacation or Abandonment. Vacation or abandonment of the Premises;

(b)       Payment. Failure to pay any installment of Base Rent, Additional Rent or other monies due and payable hereunder upon the date when said payment is due, where such failure continues for a period of three (3) days after receipt by Tenant of written notice from Landlord of such failure to pay when due (which notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 or any similar successor statute);

(c)       Performance. Default in the performance of any of Tenant’s covenants, agreements or obligations hereunder (except default in the payment of Rent), where such default continues for thirty (30) days after written notice thereof from Landlord (which notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 or any similar successor statute); provided, however, that if the nature of Tenant’s default is such that more than thirty (30) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant shall promptly commence such cure within such thirty (30) day period and thereafter continuously and diligently prosecute such cure to completion within ninety (90) days after such default (such ninety (90) day period not to be extended for force majeure);

(d)          Estoppel Certificate; Subordination Agreement. Tenant’s failure to timely deliver a duly executed estoppel certificate, subordination agreement or any other document or statement within the time periods specified in Articles 28 or 38;

(e)          Assignment. A general assignment by Tenant for the benefit of creditors;

(f)           Bankruptcy. The filing of a voluntary petition by Tenant, or the filing of an involuntary petition by any of Tenant’s creditors seeking the rehabilitation, liquidation or reorganization of Tenant under any law relating to bankruptcy, insolvency or other relief of debtors and not removed within ninety (90) days of filing;

(g)          Receivership. The appointment of a receiver or other custodian to take possession of substantially all of Tenant’s assets or of the Premises or any interest of Tenant therein;

(h)          Insolvency or Dissolution. Tenant shall become insolvent or unable to pay its debts, or shall fail generally to pay its debts as they become due; or any court shall enter a decree or order directing the winding up or liquidation of Tenant or of substantially all of its assets; or Tenant shall take any action toward the dissolution or winding up of its affairs or the cessation or suspension of its use of the Premises; and

(i)           Attachment. Attachment, execution or other judicial seizure of substantially all of Tenant’s assets or the Premises or any interest of Tenant under this Lease.

31.  Landlord’s Remedies. Upon the occurrence of any default under this Lease, whether enumerated in Article 30 or not, Landlord shall have the option to pursue any one or more of the following remedies without any notice (except as expressly prescribed herein) or demand whatsoever (and without limiting the generality of the foregoing, Tenant hereby specifically waives notice and demand for payment of Rent or other obligations, except for those notices specifically required pursuant to the terms of Article 30 or this Article 31, and waives any and all other notices or demand requirements imposed by applicable Law):

(a)          Termination. Terminate this Lease and Tenant’s right to possession of the Premises and recover from Tenant an award of damages equal to the sum of the following:

(i)       The Worth at the Time of Award of the unpaid Rent which had been earned at the time of termination;

(ii)      The Worth at the Time of Award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such Rent loss that Tenant affirmatively proves could have been reasonably avoided;

(iii)     The Worth at the Time of Award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such Rent loss that Tenant affirmatively proves could be reasonably avoided;

(iv)    Any other amount necessary to compensate Landlord for all the detriment either proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease or which in the ordinary course of things would be likely to result therefrom; and

(v)     All such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time under applicable law.

The “worth at the time of award” of the amounts referred to in parts (i) and (ii) above, shall be computed by allowing interest at the lesser of a per annum rate equal to the Interest Rate. The “Worth at the Time of Award” of the amount referred to in part (iii), above, shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus 1%;

(b)          Continue Lease. Employ the remedy described in California Civil Code Section 1951.4 (Landlord may continue this Lease in effect after Tenant’s breach and abandonment and recover Rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations); provided that notwithstanding Landlord’s exercise of the remedy described in California Civil Code Section 1951.4 in respect of an event or events of default, at such time thereafter as Landlord may elect in writing, to terminate this Lease and Tenant’s right to possession of the Premises and recover an award of damages as provided above in Section 31(a).

(c)          Acceptance Not Waiver. The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such Rent. No waiver by Landlord of any breach hereof shall be effective unless such waiver is in writing and signed by Landlord.

(d)          Waiver of Redemption. TENANT HEREBY WAIVES ANY AND ALL RIGHTS CONFERRED BY SECTION 3275 OF THE CIVIL CODE OF CALIFORNIA AND BY SECTIONS 1174 (c) AND 1179 OF THE CODE OF CIVIL PROCEDURE OF CALIFORNIA AND ANY AND ALL OTHER LAWS AND RULES OF LAW FROM TIME TO TIME IN EFFECT DURING THE LEASE TERM OR THEREAFTER PROVIDING THAT TENANT SHALL HAVE ANY RIGHT TO REDEEM, REINSTATE OR RESTORE THIS LEASE FOLLOWING ITS TERMINATION BY REASON OF TENANT’S BREACH.

(e)          Jury Trial. THE PARTIES HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF OR RELATING TO THIS LEASE. IF THE JURY WAIVER PROVISIONS OF THIS SECTION 31(e) ARE NOT ENFORCEABLE UNDER CALIFORNIA LAW, THEN THE FOLLOWING PROVISIONS SHALL APPLY. It is the desire and intention of the parties to agree upon a mechanism and procedure under which controversies and disputes arising out of this Lease or related to the Premises will be resolved in a prompt and expeditious manner. Accordingly, except with respect to actions for unlawful or forcible detainer or with respect to the prejudgment remedy of attachment, any action, proceeding or counterclaim brought by either party hereto against the other (and/or against its officers, directors, employees, agents or subsidiaries or affiliated entities) on any matters whatsoever arising out of or in any way connected with this Lease, Tenant’s use or occupancy of the Premises and/or any claim of injury or damage, whether sounding in contract, tort, or otherwise, shall be heard and resolved by a referee under the provisions of the California Code of Civil Procedure, Sections 638 — 645.1, inclusive (as same may be amended, or any successor statute(s) thereto) (the “Referee Sections”). Any fee to initiate the judicial reference proceedings and all fees charged and costs incurred by the referee shall be paid by the party initiating such procedure (except that if a reporter is requested by either party, then a reporter shall be present at all proceedings where requested and the fees of such reporter - except for copies ordered by the other parties - shall be borne by the party requesting the reporter); provided however, that allocation of the costs and fees, including any initiation fee, of such proceeding shall be ultimately determined in accordance with Article 37 below. The venue of the proceedings shall be in the county in which the Premises are located. Within ten (10) days of receipt by any party of a written request to resolve any dispute or controversy pursuant to this Section 31(e), the parties shall agree upon a single referee who shall try all issues, whether of fact or law, and report a finding and judgment on such issues as required by the Referee Sections. If the parties are unable to agree upon a referee within such ten (10) day period, then any party may thereafter file a lawsuit in the county in which the Premises are located for the purpose of appointment of a referee under the Referee Sections. If the referee is appointed by the court, the referee shall be a neutral and impartial retired judge with substantial experience in the relevant matters to be determined, from Jams/Endispute, Inc., the American Arbitration Association or similar mediation/arbitration entity. The proposed referee may be challenged by any party for any of the grounds listed in the Referee Sections. The referee shall have the power to decide all issues of fact and law and report his or her decision on such issues, and to issue all recognized remedies available at Law or in equity for any cause of action that is before the referee, including an award of attorneys’ fees and costs in accordance with this Lease. The referee shall not, however, have the power to award punitive damages, nor any other damages which are not permitted by the express provisions of this Lease, and the parties hereby waive any right to recover any such damages. The parties shall be entitled to conduct all discovery as provided in the California Code of Civil Procedure, and the referee shall oversee discovery and may enforce all discovery orders in the same manner as any trial court judge, with rights to regulate discovery and to issue and enforce subpoenas, protective orders and other limitations on discovery available under California law. The reference proceeding shall be conducted in accordance with California law (including the rules of evidence), and in all regards, the referee shall follow California law applicable at the time of the reference proceeding. The parties shall promptly and diligently cooperate with one another and the referee, and shall perform such acts as may be necessary to obtain a prompt and expeditious resolution of the dispute or controversy in accordance with the terms of this Section 31 (e). In this regard, the parties agree that the parties and the referee shall use best efforts to ensure that (a) discovery be conducted for a period no longer than six (6) months from the date the referee is appointed, excluding motions regarding discovery, and (b) a trial date be set within nine (9) months of the date the referee is appointed. In accordance with Section 644 of the California Code of Civil Procedure, the decision of the referee upon the whole issue must stand as the decision of the court, and upon the filing of the statement of decision with the clerk of the court, or with the judge if there is no clerk, judgment may be entered thereon in the same manner as if the action had been tried by the court. Any decision of the referee and/or judgment or other order entered thereon shall be appealable to the same extent and in the same manner that such decision, judgment, or order would be appealable if rendered by a judge of the superior court in which venue is proper hereunder. The referee shall in his/her statement of decision set forth his/her findings of fact and conclusions of law. The parties intend this general reference agreement to be specifically enforceable in accordance with the Code of Civil Procedure. Nothing in this Section 31(e) shall prejudice the right of any party to obtain provisional relief or other equitable remedies from a court of competent jurisdiction as shall otherwise be available under the Code of Civil Procedure and/or applicable court rules.

(f)        Remedies Cumulative. No right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy given hereunder or now or hereafter existing by agreement, applicable Law or in equity. In addition to other remedies provided in this Lease, Landlord shall be entitled, to the extent permitted by applicable Law, to injunctive relief, or to a decree compelling performance of any of the covenants, agreements, conditions or provisions of this Lease, or to any other remedy allowed to Landlord at law or in equity. Forbearance by Landlord to enforce one or more of the remedies herein provided upon an event of default shall not be deemed or construed to constitute a waiver of such default.

(g)       Landlord’s Right to Perform. If Tenant is in default of any of its non-monetary obligations under this Lease, Landlord shall have the right to perform such obligations. Tenant shall reimburse Landlord for the cost of such performance upon demand together with an administrative charge equal to ten percent (10%) of the cost of the work performed by Landlord.

(h)       Unenforceability. This Article 31 shall be enforceable to the maximum extent such enforcement is not prohibited by applicable Law, and the unenforceability of any portion of this Article 31 shall not thereby render unenforceable any other portion.

32.       Service of Notice. Except as otherwise provided by law, Tenant hereby appoints as its agent to receive the service of all dispossessary or distraint proceedings and notices thereunder, the person in charge of or occupying the Premises at the time of such proceeding or notice; and if no person is then in charge of or occupying the Premises, then such service may be made by attaching the same to the front entrance of the Premises.

33.       Advertising. Landlord may advertise the Premises as being “For Rent” at any time following a Default by Tenant and at any time within one hundred eighty (180) days prior to the expiration, cancellation or termination of this Lease for any reason, and during any such periods Landlord may exhibit the Premises to prospective tenants upon prior reasonable notice to Tenant.

33.       Surrender of Premises. Whenever under the terms hereof Landlord is entitled to possession of the Premises, Tenant at once shall surrender the Premises and the keys thereto to Landlord. The Premises will be delivered in broom clean condition and otherwise in the same condition as on the Commencement Date, ordinary wear and tear associated with the responsible use of first-class office space only excepted, and Tenant shall remove all of its personal property therefrom and shall, if directed to do so by Landlord, remove all improvements and restore the Premises to its original condition prior to the construction of any improvements which have been made therein by or on behalf of Tenant, including any improvements made prior to the Commencement Date. Landlord may forthwith re-enter the Premises and repossess itself thereof and remove all persons and effects therefrom, using such force as may be reasonably necessary without being guilty of forcible entry, detainer, trespass or other tort. Tenant’s obligation to observe or perform these covenants shall survive the expiration or other termination of the Term. If the last day of the Term or any renewal falls on a Saturday, Sunday or a legal holiday, this Lease shall expire on the business day immediately preceding.

35.       Removal of Fixtures. If Tenant is not in default hereunder, Tenant may, prior to the expiration of the Term, or any extension thereof, remove any fixtures and equipment which Tenant has placed in the Premises which can be removed without significant damage to the Premises, provided Tenant promptly repairs all damages to the Premises caused by such removal.

36.       Holding Over. In the event Tenant remains in possession of the Premises after the expiration of the Term, with Landlord’s written consent, Tenant shall be a tenant at will and such tenancy shall be subject to all the provisions hereof, except that the monthly Base Rent shall be at the higher of 150% of the monthly Base Rent payable hereunder upon such expiration of the Term, or 100% of the then-current fair market rental value of the Premises, as determined by Landlord in good faith, which monthly Base Rent shall increase from 150% to 200% of such monthly Base Rent (or 100% of current fair market rental value, as the case may be) if such holding over continues more than thirty (30) days. In the event Tenant remains in possession of the Premises after the expiration of the Term hereof, or any renewal term, without Landlord’s written consent, Tenant shall be a tenant at sufferance and may be evicted by Landlord without any notice, but Tenant shall be obligated to pay Base Rent for such period that Tenant holds over without written consent at the same rate provided in the previous sentence and shall also be liable for any and all other damages Landlord suffers as a result of such holdover including, without limitation, the loss of a prospective tenant for such space. There shall be no renewal of this Lease by operation of law or otherwise. Nothing in this Article 36 shall be construed as a consent by Landlord for any holding over by Tenant after the expiration of the Term or to prevent Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise.

37.       Attorney’s Fees. In the event of any action, suit or proceeding brought by Landlord or Tenant to enforce any of the other’s covenants and agreements in this Lease, the prevailing party shall be entitled to recover from the non-prevailing party any costs, expenses and reasonable attorneys’ fees incurred in connection with such action, suit or proceeding. Without limiting the generality of the foregoing, if Landlord utilizes the services of an attorney for the purpose of collecting any Rent due and unpaid by Tenant or in connection with any other breach of this Lease by Tenant following a written demand of Landlord to pay such amounts or cure such breach, Tenant agrees to pay Landlord reasonable actual attorneys’ fees as determined by Landlord for such services, irrespective of whether any legal action may be commenced or filed by Landlord.

38.       Mortgagee’s Rights.

(a)       This Lease shall be subject and subordinate (i) to any ground lease, mortgage, deed of trust or other security interest now encumbering the Property and to all advances which may be hereafter made, to the full extent of all debts and charges secured thereby and to all renewals or extensions of any part thereof, and to any ground lease, mortgage, deed of trust or other security interest which any owner of the Property may hereafter, at any time, elect to place on the Property; (ii) to any assignment of Landlord’s interest in the leases and rents from the Building or Property which includes this Lease which now exists or which any owner of the Property may hereafter, at any time, elect to place on the Property; and (iii) to any Uniform Commercial Code Financing Statement covering the personal property rights of Landlord or any owner of the Property which now exists or any owner of the Properly may hereafter, at any time, elect to place on the foregoing personal property (all of the foregoing instruments set forth in (i), (ii) and (iii) above being hereafter collectively referred to as “Security Documents”). Tenant agrees upon request of the holder of any Security Documents (“Holder”) to hereafter execute any documents which Landlord or Holder may reasonably deem necessary to evidence the subordination of this Lease to the Security Documents. Within ten (10) days after request therefor, if Tenant fails to execute any such requested documents, Landlord or Holder is hereby empowered to execute such documents in the name of Tenant evidencing such subordination, as the act and deed of Tenant, and this authority is hereby declared to be coupled with an interest and not revocable; additionally, at Landlord’s option, such failure will be deemed a default hereunder without the necessity of additional notice or the passage of additional grace periods.

(b)       In the event of a foreclosure pursuant to any Security Documents, Tenant shall at the election of Landlord, thereafter remain bound pursuant to the terms of this Lease as if a new and identical Lease between the purchaser at such foreclosure (“Purchaser”), as landlord, and Tenant, as tenant, had been entered into for the remainder of the Term hereof and Tenant shall attorn to the Purchaser upon such foreclosure sale and shall recognize such Purchaser as the Landlord under this Lease. Such attornment shall be effective and self-operative without the execution of any further instrument on the part of any of the parties hereto. Tenant agrees, however, to execute and deliver at any time and from time to time, upon the request of Landlord or of Holder, any instrument or certificate that may be necessary or appropriate in any such foreclosure proceeding or otherwise to evidence such attornment.

(c)       If the Holder of any Security Document or the Purchaser upon the foreclosure of any of the Security Documents shall succeed to the interest of Landlord under this Lease, such Holder or Purchaser shall have the same remedies, by entry, action or otherwise for the non-performance of any agreement contained in this Lease, for the recovery of Rent or for any other Default hereunder that Landlord had or would have had if any such Holder or Purchaser had not succeeded to the interest of Landlord. Any such Holder or Purchaser which succeeds to the interest of Landlord hereunder, shall not be (a) liable for any act or omission of any prior Landlord (including Landlord); or (b) subject to any offsets or defenses which Tenant might have against any prior Landlord (including Landlord); or (c) bound by any Rent which Tenant might have paid for more than the current month to any prior Landlord (including Landlord); or (d) bound by any amendment or modification of the Lease made without its consent.

(d)       Notwithstanding anything to the contrary set forth in this Article 38, the Holder of any Security Documents shall have the right, at any time, to elect to make this Lease superior and prior to its Security Document. No documentation, other than written notice to Tenant, shall be required to evidence that this Lease has been made superior and prior to such Security Documents, but Tenant hereby agrees to execute any documents reasonably requested by Landlord or Holder to acknowledge that the Lease has been made superior and prior to the Security Documents.

39.       Entering Premises. Landlord may enter the Premises at reasonable hours provided that Landlord will use reasonable efforts not to unreasonably interrupt Tenant’s business operations and that prior notice (which notice may be telephonic) is given when reasonably possible (and, if in the opinion of Landlord any emergency exists, at any time and without notice): (a) to make repairs, perform maintenance and provide other services (no prior notice is required to provide routine services) which Landlord is obligated to make to the Premises or the Building pursuant to the terms of this Lease or to the other premises within the Building pursuant to the leases of other tenants; (b) to inspect the Premises in order to confirm that Tenant is complying with all of the terms and conditions of this Lease and with the rules and regulations hereof, (c) to remove from the Premises any articles or signs kept or exhibited therein in violation of the terms hereof; (d) to run pipes, conduits, ducts, wiring, cabling or any other mechanical, electrical, plumbing or HVAC equipment through the areas behind the walls, below the floors or above the drop ceilings in the Premises and elsewhere in the Building; (e) to show the Premises to prospective purchasers, lenders or tenants and (f) to exercise any other right or perform any other obligation that Landlord has under this Lease. Landlord shall be allowed to take all material into and upon the Premises that may be required to make any repairs, improvements and additions, or any alterations, without in anyway being deemed or held guilty of trespass and without constituting a constructive eviction of Tenant. The Rent reserved herein shall not abate while such repairs, alterations or additions are being made and Tenant shall, not be entitled to maintain a set-off or counterclaim for damages against Landlord by reason of loss from interruption to the business of Tenant or otherwise because of the prosecution of any such work. Unless any work would unreasonably interfere with Tenant’s use of the Premises if performed during business hours, all such repairs, decorations, additions and improvements shall be done during ordinary business hours, or, if any such work is at the request of Tenant to be done during any other hours, Tenant shall pay all overtime and other extra costs.

40.                    Relocation. At any time or from time to time during the Term or any renewal thereof, Landlord shall have the unrestricted right to relocate Tenant from the Premises to any other office space of reasonably comparable size in the Building with views that are reasonably comparable to the views from the initial Premises (“Relocation Space”). The Relocation Space must contain similar finishes as the Premises, and approximately the same rentable area as the Premises and approximately the same number of work stations, offices, breakrooms , windows and reception areas as are contained in the Premises as of the date Tenant receives Landlord’s notice of relocation. Landlord shall provide Tenant at least ninety(90) days’ prior written notice of any such relocation and Landlord shall reimburse Tenant for all reasonable expenses incurred by Tenant in connection with such relocation, including moving expenses, telecommunications and data cabling and hookup and the cost of a reasonable supply of replacement stationery. In the event of any such relocation, Landlord shall move Tenant’s effects to the Relocation Space over a weekend, at Landlord’s sole cost and expense. If Tenant is relocated in accordance with the provisions of this Section 40, and the rentable area of the Relocation Space is not equal to the rentable area of the Premises, all amounts, percentages and figures appearing or referred to in this Lease based upon such rentable area shall be modified accordingly; provided, however, that notwithstanding the foregoing, Tenant’s Base Rent shall not increase as a result of any such relocation. Prior to any such relocation, Landlord shall, at its sole expense, renovate or construct improvements in the Relocation Space that are substantially similar to those in the Premises. Following any such relocation, Landlord and Tenant shall enter into an amendment to this Lease to reflect that the Premises consists of such Relocation Space. All other terms and conditions of the Lease shall remain unchanged following such relocation.

41.                   Assignment and Subletting.

(a)                      Generally. Tenant may not, without the prior written consent of Landlord, assign this Lease or any interest hereunder, or sublet the Premises or any part thereof, or permit the use of the Premises by any party other than Tenant. In the event that Tenant is a corporation or entity other than an individual, any transfer of a majority or controlling interest in Tenant (whether by stock transfer, merger, operation of law or otherwise) shall be considered an assignment for purposes of this paragraph and shall require Landlord’s prior written consent. Consent to one assignment or sublease shall not nullify or waive this provision, and all later assignments and subleases shall likewise be made only upon the prior written consent of Landlord. Subtenants or assignees shall become liable to Landlord for all obligations of Tenant hereunder, without relieving Tenant’s liability hereunder and, in the event of any default by Tenant under this Lease, Landlord may, at its option, but without any obligation to do so, elect to treat such sublease or assignment as a direct Lease with Landlord and collect rent directly from the subtenant.

(b)                     Transfer Notice. If Tenant desires to assign or sublease (“Transfer”), Tenant shall provide written notice to Landlord describing the proposed transaction in detail (“Transfer Notice”) and shall provide all documentation (including detailed financial information for the proposed assignee or subtenant (a “Transferee”)) reasonably necessary to permit Landlord to evaluate the proposed transaction, including without limitation the following:

(i)                         the proposed effective date of the Transfer, which shall not be less than forty-five (45) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice;

(ii)                      a description of the portion of the Premises to be transferred (the “Subject Space”);

(iii)                   all of the terms of the proposed Transfer and the consideration therefor, including a calculation of the “Transfer Premium,” as that term is defined in Section 4l(e) below, in connection with such Transfer, the name and address of the proposed Transferee, and a copy of all existing and/or proposed documentation pertaining to the proposed Transfer, including all existing operative documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer; and,

(iv)                  current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, and any other information required by Landlord, which will enable Landlord to determine the financial responsibility character, and reputation, of the proposed Transferee, nature of such Transferee’s business and proposed use of the Subject Space, and such other information as Landlord may reasonably require. Any Transfer made without Landlord’s prior written consent or not in compliance with this Article 41 shall, at Landlord’s option, be null, void and of no effect, and shall, at Landlord’s option, constitute an incurable default by Tenant under this Lease.

(c)                     Landlord’s Options. Upon any request by Tenant for Landlord’s consent to a Transfer, Landlord may elect to terminate this Lease and recapture all of the Premises (in the event of an assignment request) or the Subject Space (in the event of a subleasing request). Landlord shall notify Tenant within thirty (30) days after Landlord’s receipt of the subject Transfer Notice and all other documentation and information required to be provided pursuant to Section 41 (b) above, whether Landlord elects to exercise Landlord’s recapture right and, if not, whether Landlord consents to the requested Transfer; in such event, Landlord’s consent to a Transfer will not be unreasonably withheld. The parties hereby agree that it shall be reasonable under this Lease and under any applicable Law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply:

(i)                         The Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building;

(ii)                      The Transferee intends to use the Subject Space for purposes which are not permitted hereunder;

(iii)                   The Transferee is either a governmental agency or instrumentality thereof;

(iv)                  The Transfer will result in more than five (5) occupants per 1,000 square feet of rentable area;

(v)                     The Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities involved under this Lease on the date consent is requested;

(vi)                  The proposed Transfer would cause Landlord to be in violation of another lease or agreement to which Landlord is a party, or would give an occupant of the Building a right to cancel or seek monetary or injunctive relieve under its lease;

(vii)               The terms of the proposed Transfer will allow the Transferee to exercise any right of renewal, right of expansion, right of first offer, or any other similar right held by Tenant (or will allow the Transferee to occupy space leased by Tenant pursuant to any such right);

(viii)            Either the proposed Transferee, or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with, the proposed Transferee, (1) occupies space in the Building at the time of the request for consent, (2) is negotiating with Landlord to lease space in the Building at such time, or (3) has negotiated with Landlord during the twelve (12) month period immediately preceding the Transfer Notice; or

(ix)                    With respect to a Transfer proposed to be entered into during the first year of the Term of this Lease, the rent proposed to be paid by the Transferee is less than the Rent payable by Tenant under this Lease.

(d)                     Landlord’s Consent. Concurrently with Tenant’s delivery of each Transfer Notice, Tenant shall pay Landlord a review fee of $1,500.00 for Landlord’s review of any requested Transfer, regardless of whether consent is granted, plus all reasonable costs incurred by Landlord in preparing the documents for any requested Transfer, including but not limited to Landlord’s attorneys’ fees. If Landlord consents to any Transfer pursuant to the terms of this Article 41, Tenant may within six (6) months after Landlord’s consent, but not later than the expiration of said six (6) month period, enter into such Transfer of the subject space, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord, provided that if there are any changes in the terms and conditions from those specified in the Transfer Notice (i) such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Article 41, or (ii) which would cause the proposed Transfer to be more favorable to the Transferee than the terms set forth in Tenant’s original Transfer Notice, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 41.

(e)                      Transfer Premium. If Landlord consents to any Transfer request and the assignee or subtenant pays to Tenant an amount in excess of the Rent due under this Lease (after deducting Tenant’s reasonable, actual expenses in obtaining such assignment or sublease, amortized in equal monthly installments over the then remainder of the Term, such expenses being limited to (i) any Alterations to the subject space made in order to achieve the Transfer, or contributions to the cost thereof and (ii) any commercially reasonable brokerage commissions, reasonable attorneys’ fees and reasonable advertising and marketing costs reasonably incurred by Tenant in connection with the Transfer) (“Transfer Premium”), Tenant shall pay fifty percent (50%) of such Transfer Premium to Landlord as and when the monthly payments are received by Tenant. “Transfer Premium” shall also include, but not be limited to, key money and bonus money paid by the Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixture, inventory, equipment or furniture transferred by Tenant to Transferee in connection with such Transfer.

(f)                        No Releases. No Transfer shall release or discharge Tenant of or from any liability, whether past, present or future, under this Lease, and Tenant shall continue to be fully liable hereunder. Each subtenant or assignee shall agree in a form reasonably satisfactory to Landlord to comply with and be bound by all of the terms, covenants, conditions, provisions and agreements of this Lease (but, with respect to a subtenant of less than, all of the Premises only to the extent of the Subject Space), and Tenant shall deliver to Landlord promptly after execution, an executed copy of each such Transfer and an agreement of compliance by each such subtenant or assignee. Tenant agrees to pay to Landlord all reasonable out-of-pocket costs incurred by Landlord (including fees paid to consultants (as may be required) and attorneys) in connection with any request by Tenant for Landlord’s consent to any Transfer.

(g)                     Conditions. If Landlord consents to a Transfer, (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or any Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, (iv) Tenant shall furnish upon Landlord’s request a complete statement, certified by an independent certified public accountant, or Tenant’s chief financial officer, setting forth in detail the computation of any Transfer Premium Tenant has derived and shall derive from such Transfer, (v) any assignee shall assume in writing ail obligations and covenants of Tenant thereafter to be performed or observed under this Lease, and (vi) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord’s consent, shall relieve Tenant or any guarantor of this Lease from liability under this Lease, Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency and Landlord’s costs of such audit, and if understated by more than ten percent (10%), Landlord shall have the right to cancel this Lease upon thirty (30) days’ notice to Tenant.

(h)                     Affiliates. Notwithstanding anything to the contrary contained in this Article 41, Tenant may assign this Lease or sublet the Premises without the need for Landlord’s prior consent if such assignment or sublease is to any parent, subsidiary or affiliate business entity which the initially named Tenant controls, is controlled by or is under common control with (each, an “Affiliate”) provided that: (i) at least thirty (30) days prior to such assignment or sublease, Tenant delivers to Landlord the financial statements or other financial and background information of the assignee or sublessee as required for other Transfers; (ii) if the transfer is an assignment, the assignee assumes, in fall, the obligations of Tenant under this Lease (or if a sublease, the Transferee of a portion of the Premises or term assumes, in full, the obligations of Tenant with respect to such portion); (iii) the financial audited net worth of the assignee or sublessee as of the time of the proposed Transfer is sufficient for such assignee or sublessee to fulfill its obligations pursuant to such assignment or sublease; (iv) Tenant remains fully liable under this Lease; and (v) the use of the Premises set forth herein remains unchanged. As used in this section, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies through ownership of at least fifty-one percent (51%) of the securities or partnership or other ownership interests of the entity subject to control.

(i)                         Statutory Waiver. Tenant hereby waives the provisions of Section 1995.310 of the California Civil Code, or any similar or successor Laws, now or hereafter in effect, and all other remedies, including, without limitation, any right at law or equity to terminate this Lease, on its own behalf and, to the extent permitted under all applicable Laws, on behalf of the proposed Transferee.

(j)                         Prohibited Transaction. Notwithstanding anything to the contrary contained in this Article 41, neither Tenant nor any other person having a right to possess, use, or occupy (for convenience, collectively referred to in this subsection as “Use”) the Premises shall enter into any lease, sublease, license, concession or other agreement for Use of all or any portion of the Premises which provides for rental or other payment for such Use based, in whole or in part, on the net income or profits derived by any person that leases, possesses, uses, or occupies all or any portion of the Premises (other than an amount based on a fixed percentage or percentages of receipts or sales), and any such purported lease, sublease, license, concession or other agreement shall be absolutely void and ineffective as a transfer of any right or interest in the Use of all or any part of the Premises.

42.                    Sale. In the event the original Landlord hereunder, or any successor owner of the Building, shall sell or convey the Building, all liabilities and obligations on the part of the original Landlord, or such successor owner, under this Lease accruing thereafter shall terminate, and thereupon all such liabilities and obligations shall be binding upon the new owner. Tenant agrees to attorn to such new owner.

43.                    Limitation of Liability. Landlord’s obligations and liability with respect to this Lease shall be limited solely to the lesser of (a) the interest of Landlord in the Property, or (b) the equity interest Landlord would have in the Property if the Property were encumbered by third party debt in an amount equal to seventy percent (70%) of the value of the Property. Neither Landlord nor any partner of Landlord, or any officer, director, shareholder, or partner or member of any partner or member of Landlord, shall have any individual or personal liability whatsoever with respect to this Lease.

44.                    Broker Disclosure. The Landlord’s Broker identified in the Basic Lease Provisions has acted as agent for Landlord in this transaction; Landlord’s Broker has not represented Tenant. Tenant represents that no broker has acted as agent for Tenant in this transaction. Landlord represents that Landlord has dealt with no other broker other than Landlord’s Broker. Tenant agrees that, if any broker makes a claim for a commission based upon the actions of Tenant, Tenant shall indemnify, defend, protect and hold Landlord harmless from any such claim.

45.                    Joint and Several. If there is more than one Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several.

46.                    Construction of this Agreement. No failure of Landlord to exercise any power given Landlord hereunder, or to insist upon strict compliance by Tenant of its obligations hereunder, and no custom or practice of the parties at variance with the terms hereof shall constitute a waiver of Landlord’s right to demand exact compliance with the terms hereof. No amendment of this Lease shall be valid unless the same is in writing and signed by the parties. Subject to the provisions of Article 41, this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors, and permitted assigns. This Lease shall be construed in accordance with and governed by the laws of the State of California. Nothing in this Lease creates any relationship between the parties other than that of lessor and lessee and nothing in this Lease constitutes Landlord a partner of Tenant or a joint venturer or member of a common enterprise with Tenant.

47.                    No Estate In Land. This contract shall create the relationship only of landlord and tenant between Landlord and Tenant; no estate shall pass out of Landlord; Tenant has only a right of use, not subject to levy or sale, and not assignable by Tenant except with Landlord’s consent.

48.                    Paragraph Titles; Severability. The paragraph titles used herein are not to be considered a substantive part of this Lease, but merely descriptive aids to identify the paragraph to which they refer. Use of the masculine gender includes the feminine and neuter, and vice versa, where necessary to impart contextual continuity. If any paragraph or provision herein is held invalid by a court of competent jurisdiction, all other paragraphs or severable provisions of this Lease shall not be affected thereby, but shall remain in Full force and effect.

49.                    Cumulative Rights. All rights, powers and privileges conferred hereunder upon Landlord hereto shall be cumulative but not restrictive to those given by law.

50.                    Entire Agreement. This Lease contains the entire agreement of the parties and no representations, inducements, promises or agreements, oral or otherwise, between the parties not embodied herein shall be of any force or effect.

51.                    Submission of Agreement. Submission of this Lease to Tenant for signature does not constitute a reservation of space or an option to acquire a right of entry. This Lease is not binding or effective until execution by and delivery to both Landlord and Tenant.

52.                    Authority. If Tenant or Landlord executes this Lease as a corporation, limited partnership, limited liability company or any other type of entity, each of the persons executing this Lease on behalf of Tenant or Landlord, as the case may be, does hereby personally represent and warrant that Tenant or Landlord, as the case may be, is a duly organized and validly existing corporation, limited partnership, limited liability company or other type of entity, that Tenant or Landlord, as the case may be, is qualified to do business in the state where the Building is located, that Tenant or Landlord, as the case may be, has full right, power and authority to enter into this Lease, and that each person signing on behalf of Tenant or Landlord, as the case may be, is authorized to do so. In the event any such representation and warranty is false, all persons who execute this Lease shall be individually, jointly and severally, liable as Tenant or Landlord, as the case may be. Upon Landlord’s or Tenant’s request, as the case may be, the requested party shall provide to the requesting party evidence reasonably satisfactory to the requesting party confirming the foregoing representations and warranties.

53.                    Guaranty. Tenant shall cause the Guarantor identified in the Basic Lease Provisions to execute and deliver to Landlord, within ten (10) business days after the Effective Date, a Guaranty of the obligations of Tenant under this Lease in the form of Exhibit E attached hereto and made a part hereof.

54.                    OFAC and Anti-Money Laundering Compliance Certifications. Tenant hereby represents, certifies and warrants to Landlord as follows: (i) Tenant is not named and is not acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by any Executive Order, including without limitation Executive Order 13224, or the United States Treasury Department as a terrorist “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, nation or transaction pursuant to any law, order, rule or regulation that is enacted, enforced or administered by the Office of Foreign Assets Control (“OFAC”); (ii) Tenant is not engaged in this transaction, directly or indirectly, for or on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of, any such person, group, entity or nation; and (iii) none of the proceeds used to pay rent have been or will be derived from a “specified unlawful activity” as defined in, and Tenant is not otherwise in violation of, the Money Laundering Control Act of 1986, as amended, or any other applicable laws regarding money laundering activities. Furthermore, Tenant agrees to immediately notify Landlord if Tenant was, is, or in the future becomes, a “senior foreign political figure” or an immediate family member or close associate of a “senior foreign political figure,” within the meaning of Section 312 of the USA PATRIOT Act of 2001. Notwithstanding anything in this Lease to the contrary, Tenant understands that this Lease is a continuing transaction and that the foregoing representations, certifications and warranties are ongoing and shall be and remain true and in force on the date hereof and throughout the Term of this Lease and that any breach thereof shall be a Default (not subject to any notice or cure rights) giving rise to any and all Landlord remedies hereunder, and Tenant hereby agrees to defend, indemnify and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities, fines, penalties, forfeitures and expenses (including without limitation costs and attorneys’ fees) arising from or related to any breach of the foregoing representations, certifications and warranties.

55.                    Counterparts; Telecopied or Electronic Signatures. This Lease may be executed in any number of counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument. In order to expedite the transaction contemplated herein, telecopied signatures or signatures transmitted by electronic mail in so-called “pdf’ format may be used in place of original signatures on this Lease. Landlord and Tenant intend to be bound by the signatures on the telecopied or e-mailed document, are aware that the other party will rely on the telecopied or e-mailed signatures, and hereby waive any defenses to the enforcement of the terms of this Lease based on such telecopied or e-mailed signatures. Promptly following request by either party, the other party shall provide the requesting party with original signatures on this Lease.

IN WITNESS WHEREOF, Landlord and Tenant have executed this instrument as of the date set forth on the first page hereof.

LANDLORD:

PPF OFF 150 CALIFORNIA STREET, LP, a Delaware limited partnership

By:	PPF OFF GP, LLC, a Delaware limited liability company,
its General Partner

	By:	PPF OFF, LLC,
a Delaware limited liability company, its Member

		By:	PPF OP, LP, a Delaware limited partnership, its Member

			By:	PPF OPGP, LLC,
a Delaware limited liability company, its General Partner

				By:	Prime Property Fund, LLC, a Delaware limited liability company, its Member

					By:	Morgan Stanley Real Estate Advisor, Inc., a Delaware corporation, its Manager

						By:	/s/ Keith Fink
							Name:	Keith Fink
							Title:	Executive Director

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

TENANT:

AD INFUSE INC., a Delaware corporation

By:	/s/ Portia M. Kersten
Print Name:	Portia M. Kersten
Its:	CFO

EXHIBIT “A-1”

SUITE 450

A-1-1

EXHIBIT “A-2”

SUITE 610

A-2-1

EXHIBIT “B”

WORK AGREEMENT

THIS WORK AGREEMENT (“Work Agreement”) is attached to and made a part of that certain Lease (the “Lease”) between PPF OFF 150 CALIFORNIA STREET, LP, a Delaware limited partnership (“Landlord”) and AD INFUSE INC., a Delaware corporation (“Tenant”), pursuant to which Tenant has agreed to lease space containing approximately 5,416 rentable square feet (“Suite 450”) on the fourth (4th) floor of the building located at 150 California Street, San Francisco, California (the “Building”). All capitalized terms used but not defined herein shall have the respective meanings given such terms in the Lease.

This Work Agreement shall set forth the terms and conditions relating to the construction of the tenant improvements in Suite 450.

SECTION 1

CONSTRUCTION DRAWINGS FOR SUITE 450

Landlord and Tenant have approved that certain space plan prepared by Brereton Architects, attached hereto as Exhibit A (the “Space Plan”). Immediately following Tenant’s execution and delivery of the Lease, Tenant shall cooperate in good faith with Landlord’s architects and engineers to supply such information as is necessary to allow the Landlord’s architects and engineers to complete the architectural and engineering drawings, and the final architectural working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits and in a manner consistent with, and which are a logical extension of, the Space Plan (as reasonably determined by Landlord) and otherwise in accordance with Building standards (collectively, the “Approved Working Drawings”). Landlord, at Landlord’s sole cost (except as expressly set forth herein), shall construct the improvements in Suite 450 (the “Tenant Improvements”) pursuant to the Approved Working Drawings. Tenant shall make no changes or modifications to (i) the Space Plan, (ii) the Approved Working Drawings, or (iii) the Tenant Improvements without the prior written consent of Landlord. The Tenant Improvements will be constructed using Building-standard materials. Notwithstanding the foregoing to the contrary, in no event shall Landlord be required to spend more than $108,320.00 (i.e., $20.00 per rentable square foot of Suite 450) towards the design and construction of the Tenant Improvements; if and to the extent, for any reason, that the aggregate cost of design and construction of the Tenant Improvements exceeds such amount, Tenant shall be solely responsible for such excess cost. Notwithstanding the foregoing to the contrary, if the cost of design and construction of the Tenant Improvements exceeds $20.00 per rentable square foot of the Premises, Tenant shall have the right, to be exercised by written notice delivered to Landlord, to borrow up to an additional $10.00 per rentable square foot of the Premises (i.e., $54,160.00) (the “Allowance”) from Landlord in order to finance the additional cost of the Tenant Improvements which would otherwise be borne directly by Tenant. No portion of the Allowance shall be applied as a credit against Base Rent or otherwise to pay any cost other than the cost of design and construction of the Tenant Improvements. Any Allowance borrowed by Tenant hereunder shall be repaid to Landlord as additional Base Rent in equal monthly installments over the Term, together with interest at the rate equal to six percent (6%) per annum. If Tenant is in Default under the Lease at any time, at Landlord’s option, the entire unamortized balance of the Allowance borrowed by Tenant shall become immediately due and payable and, except to the extent required by applicable Law, shall not be subject to mitigation or reduction in connection with a reletting of the Premises by Landlord.

SECTION 2

TENANT’S COSTS

If any revisions, changes, or substitutions shall be made to (i) the Space Plan, (ii) the Approved Working Drawings, or (iii) the Tenant Improvements, or in the event that Tenant requests revisions, changes, or substitutions which cause the Approved Working Drawings to not be a logical extension of the Space Plan, then any additional costs which arise in connection with such revisions, changes or substitutions shall be paid by Tenant to Landlord within ten (10) business days following Landlord’s request, together with a construction supervision and management fee payable to Landlord in an amount equal to five percent (5%) of such additional costs.

SECTION 3

CONTRACTOR’S WARRANTIES AND GUARANTIES

Landlord hereby assigns to Tenant, on a nonexclusive basis, all warranties and guaranties by the contractor who constructs the Tenant Improvements (the “Contractor”) relating to the Tenant Improvements, and Tenant hereby waives all claims against Landlord relating to, or arising out of the design or construction of, the Tenant improvements.

SECTION 4

COMPLETION OF THE TENANT  IMPROVEMENTS;

COMMENCEMENT DATE

4.1                    Substantial Completion. For purposes of the Lease, “Substantial Completion” of the Tenant Improvements shall occur upon the completion of construction of the Tenant Improvements pursuant to the Approved Working Drawings (as reasonably determined by Landlord), with the exception of any punch list items and any tenant fixtures, equipment (including security and other Tenant systems), work-stations (including any related fixture and/or equipment electrification), built-in furniture, and telecommunications and data cabling and equipment, all of which shall be the responsibility of Tenant to purchase and install at Tenant’s sole cost and expense.

4.2                    Delay in Substantial Completion. If there shall be a delay or there are delays in the Substantial Completion of the Tenant Improvements or in the occurrence of any of the other conditions precedent to the Commencement Date, as set forth in of the Lease, as a direct, indirect, partial, or total result of:

4.2.1            Tenant’s failure to timely approve any matter requiring Tenant’s approval;

4.2.2            A breach by Tenant of the terms of this Work Agreement or the Lease;

4.2.3            Tenant’s request for changes (a) in the Space Plan, (b) which cause the Approved Working Drawings to not be a logical extension of the Space Plan, (c) to the

Approved  Working Drawings, or (d) to the Tenant Improvements during  the course  of construction;

4.2.4            Tenant’s requirement for materials, components, finishes or improvements which are not available in a commercially reasonable time given the estimated Completion Date, as set forth in the Lease, or which are different from, or not included in, Landlord’s standard improvement package items for the Building;

4.2.5            Changes to the base, shell and core of the Building required by the Approved Working Drawings; or

4.2.6            Any other acts or omissions of Tenant, or its agents, or employees;

(each of the foregoing, a “Tenant Delay”) then, notwithstanding anything to the contrary set forth in the Lease or this Work Agreement and regardless of the actual date of the Substantial Completion of the Tenant Improvements, the date of Substantial Completion of the Tenant Improvements shall be deemed to be the date the Substantial Completion of the Tenant Improvements would have occurred if no Tenant Delay had occurred.

SECTION 5

MISCELLANEOUS

5.1                    Tenant’s Entry Into Suite 450 Prior to Substantial Completion.  Provided that Tenant and its agents do not interfere with Contractor’s work in the Building and Suite 450, Contractor shall allow Tenant access to 450 prior to the Substantial Completion of the Tenant Improvements for the purpose of Tenant installing equipment or fixtures (including Tenant’s data and telephone equipment) in 450. Prior to Tenant’s entry as permitted by the terms of this Section 5.1, Tenant shall submit a schedule to Landlord and Contractor, for their approval, which schedule shall detail the timing and purpose of Tenant’s entry.  Tenant shall hold Landlord harmless from and indemnify, protect and defend Landlord against any loss or damage to the Building or 450 and against injury to any persons caused by Tenant’s actions pursuant to this Section 5.1.

5.2                    Freight Elevators. Landlord shall, consistent with its obligations to other tenants of the Building, make the freight elevator reasonably available to Tenant in connection with initial decorating, furnishing and moving into 450.

5.3                    Tenant’s  Representative.    Tenant has designated Portia Kersten as  its sole representative with respect to the matters set forth in this Work Agreement, who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of Tenant as required in this Work Agreement.

5.4                    Landlord’s Representative.  Landlord has designated Stacia Keisner as its sole representative with respect to the matters set forth in this Work Agreement, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of Landlord as required in this Work Agreement.

5.5                    Tenant’s Agents. All contractors, subcontractors, laborers, materialmen, and suppliers retained by or through Tenant shall be union labor in compliance with the then existing master labor agreements.

5.6                    Time of the Essence in This Work Agreement. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. In all instances where Tenant is required to approve or deliver an item, if no written notice of approval is given or the item is not delivered within the stated time period, at Landlord’s sole option, at the end of such period the item shall automatically be deemed approved or delivered by Tenant and the next succeeding time period shall commence.

5.7                    Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in the Lease, if an event of default as described in the Lease, or a default by Tenant under this Work Agreement, has occurred at any time on or before the Substantial Completion of the Tenant Improvements, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to cause Contractor to cease the construction of the Tenant Improvements (in which case, any delay in the Substantial Completion of the Tenant Improvements caused by such work stoppage shall be Tenant Delay), and (ii) all other obligations of Landlord under the terms of this Work Agreement shall be forgiven until such time as such default is cured pursuant to the terms of the Lease.

5.8                    Cooperation by Tenant. Tenant acknowledges that the timing of the completion of the Approved Working Drawings and the Tenant Improvements is of the utmost importance to Landlord. Accordingly, Tenant hereby agrees to fully and diligently cooperate with all reasonable requests by Landlord in connection with or related to the design and construction of the Tenant Improvements, and in connection therewith, shall respond to Landlord’s requests for information and/or approvals, except as specifically set forth herein to the contrary, within two (2) business days following request by Landlord.

EXHIBIT “A”
to
EXHIBIT “B”

SPACE PLAN

TEL/
DATA
ROOM
OFFICE #1
OFFICE #2
OFFICE #3
COPY/
SUPPLY
ROOM
RECEPTION
BREAK
ROOM
CONFERENCE
ROOM

breretonArchitects
909 Montgomery St. Suite 260
San Francisco, CA 94133
415-546-3932 fax
415-546-1212 tel

AdInfuse, Final Space Plan

150 California St., Suite 450
San Francisco, CA

Not To Scale

Final-SP
09.22.09

EXHIBIT “C”

COMMENCEMENT LETTER

Date                       , 2009

Re:                  Lease dated as of                       , 2009, by and between PPF OFF 150 CALIFORNIA STREET, L.P., a Delaware limited partnership, Landlord, and AD INFUSE, INC., a Delaware corporation, as Tenant, for 5,416 rentable square feet on the fourth (4th) floor (“Suite 450”) and 714 rentable square feet on the sixth (6th) floor (“Suite 610”) of the Building located at 150 California Street, San Francisco, California.

Dear                       :

In accordance with the terms and conditions of the above referenced Lease, Tenant accepts possession of the Premises and agrees:

1.                          The Commencement Date is                       ;

2.                          The Rent Abatement Period is the calendar month of                       , 2009;

3.                          The term for Suite 610 is a month-to-month term, terminable by either party upon at lest thirty (30) days’ advance written notice to the other; and

4.                          The Expiration Date for Suite 450 is                       .

Please acknowledge your acceptance of possession and agreement to the terms set forth above by signing all 3 counterparts of this Commencement Letter in the space provided and returning 2 fully executed counterparts to my attention.

Sincerely,	Agreed and Accepted:

Tenant: AD INFUSE. INC.
Property Manager
By:
Name:
Title:
Address:

[EXHIBIT - - DO NOT SIGN]

C-1

EXHIBIT “D”

RULES AND REGULATIONS

1.                          The sidewalks, entry passages, corridors, halls, elevators and stairways shall not be obstructed by Tenant or used for any purpose other than that of ingress and egress. The floors, skylights and windows that reflect or admit light into any place in the Building shall not be covered or obstructed by Tenant. The toilets, drains and other water apparatus shall not be used for any other purpose than those for which they were constructed and no rubbish or other obstructing substances shall be thrown therein.

2.                          No advertisement, signs, pictures, placards or other notice shall be inscribed, painted or affixed on any part of the outside or inside of the Building, except upon the doors, and of such order, size and style, and at such places, as shall be approved and designated by Landlord. Interior signs on doors will be ordered for Tenant by Landlord, the cost thereof to be charged to and paid for by Tenant.

3.                          Tenant shall not do or permit to be done in the Premises, or bring or keep anything therein, which shall in any way increase the rate of insurance carried by Landlord on the Building, or on the Property, or obstruct or interfere with the rights of other tenants or in any way injure or annoy them, or violate any applicable laws, codes or regulations.  Tenant, its agents, employees or invitees shall maintain order in the Premises and the Building, shall not make or permit any improper noise in the Premises or the Building or interfere in any way with other tenants, or those having business with them. Nothing shall be thrown by Tenant, its clerks or servants, out of the windows or doors, or down the passages or skylights of the Building. No rooms shall be occupied or used as sleeping or lodging apartments at any time. No part of the Building shall be used or in any way appropriated for gambling, immoral or other unlawful practices, and no intoxicating liquor or liquors shall be sold in the Building.

4.                          Tenant shall not employ any persons other than the janitors of Landlord (who will be provided with pass-keys into the offices) for the purpose of cleaning or taking charge of the Premises, except as may be specifically provided otherwise in the Lease.

5.                          No animals, birds, bicycles or other vehicles shall be allowed in the offices, halls, corridors, elevators or elsewhere in the Building, without the approval of Landlord.

6.                          No painting shall be done, nor shall any alterations be made to any part of the Building or the Premises by putting up or changing any partitions, doors or windows, nor shall there be any nailing, boring or screwing into the woodwork or plastering, nor shall any connection be made in the electric wires or gas or electric fixtures, without the consent in writing on each occasion of Landlord. All glass, locks and trimmings in or upon the doors and windows of the Building shall be kept whole and, when any part thereof shall be broken by Tenant or Tenant’s agent, the same shall be immediately replaced or repaired by Tenant (subject to Tenant’s compliance with Section 22 of the Lease) and put in order under the direction and to the satisfaction of Landlord, or its agents, and shall be kept whole and in good repair. Tenant shall not injure, overload, or deface the Building, the woodwork or the walls of the Premises, nor carry on upon the Premises any noxious, noisy or offensive business.

7.                          Two (2) keys will be furnished Tenant without charge. No additional locks or latches shall be put upon any door and no locks shall be changed without the written consent of Landlord. Tenant, at the termination of their Lease, shall return to Landlord all keys to doors in the Building. Tenant shall not alter locks or install new locks without approval from Landlord.

8.                          Landlord in all cases retains the power to prescribe the weight and position of iron safes or other heavy articles. Tenant shall make arrangements with the superintendent of the Building when the elevator is required for the purpose of the carrying of any kind of freight.

9.                          The use of burning fluid, camphene, benzine, kerosene or anything except gas or electricity, for lighting the Premises, is prohibited. No offensive gases or liquids will be permitted.

10.                    If Tenant desires blinds, coverings or drapes over the windows, they must be of such shape, color and material as may be prescribed by Landlord, and shall be erected only with Landlord’s consent and at the expense of Tenant. No awnings shall be placed on the Building. Window covering shall be closed when the effect of sunlight would impose unnecessary loads on the air conditioning system.

11.                    All wiring and cabling work shall be done only by contractors approved in advance by Landlord and Landlord shall have the right to have all such work supervised by Building engineering/maintenance personnel. No antenna or cabling shall be installed on the roof or exterior walls of the Building.

12.                    At Landlord’s discretion, Landlord may hire security personnel for the Building, and every person entering or leaving the Building may be questioned by such personnel as to the visitor’s business in the Building and shall sign his or her name on a form provided by the Building for so registering such persons. Landlord shall have no liability with respect to breaches of the Building security, if any.

13.                    Landlord shall have the right, exercisable without notice and without liability to Tenant, to change the name or street address of the Building or the room or suite number of the Premises.

14.                    The freight elevator shall be available for use by all tenants in the Building subject to such reasonable scheduling as Landlord in its discretion shall deem appropriate. The persons employed to move such equipment in or out of the Building must be acceptable to Landlord and any costs incurred by Landlord shall be reimbursed by Tenant.

15.                    Canvassing, peddling, soliciting and distribution of handbills or any other written materials in the Building are prohibited and each tenant shall cooperate to prevent the same.

16.                    Each tenant shall ensure that all doors to its premises are locked and all water faucets or apparatus and office equipment are shut off before the tenant or its employees leave such premises at night. On multiple tenancy floors, all tenants shall keep the doors to the Building corridors closed at all times except for ingress and egress.

17.                    The toilets, urinals, wash bowls and other restroom facilities shall not be used for any purpose other than for which they were constructed, no foreign substance of any kind whatsoever may be thrown therein and the expense of any breakage, stoppage or damage resulting from a violation of this rule shall be borne by the tenant who, or whose employees or invitees, shall have caused it.

18.                    Each tenant shall store its refuse within its Premises. No material shall be placed in the refuse boxes or receptacles if such material is of such a nature that it may not be disposed of in the ordinary and customary manner of removal without being in violation of any law or ordinance governing such disposal.

19.                    Landlord reserves the right to make such other and reasonable rules and regulations as in its judgment may from time to time be needed for the safety, care and cleanliness of the Building and for the preservation of good order therein.

EXHIBIT “E”

CONTINUING GUARANTY OF LEASE

In order to induce PPF OFF 150 CALIFORNIA STREET, LP (“Landlord”) to enter into that certain Lease dated as of September 23, 2009, for certain office space (the “Premises”) in the building located at 150 California Street, San Francisco, California, with Ad Infuse, Inc., a Delaware corporation (“Tenant”) (the “Lease”) and for other good and valuable consideration, the receipt of which is hereby acknowledged, the undersigned guarantor, Velti PLC (“Guarantor”) hereby agrees as follows:

1.                          Guaranty. Guarantor absolutely, presently, continually, unconditionally and irrevocably guarantees the faithful and prompt performance by Tenant of each and every one of the terms, conditions, and covenants of the Lease to be kept and performed by Tenant including, without limitation, the prompt payment by Tenant of Rent and any other sums payable by Tenant under the Lease as and when the same become due (collectively, the “Guaranteed Obligations”).

2.                          Modification or Assignment of Lease. It is specifically agreed and understood that the terms, covenants and conditions of the Lease may be altered, affected, modified, amended, compromised, released, or otherwise changed by agreement between Landlord and Tenant, and Guarantor does guaranty and promise to pay all of the Guaranteed Obligations of Tenant under the Lease as so altered, affected, modified, amended, compromised, released, or changed, and that the Lease may be assigned by or with the consent of Landlord or any assignee of Landlord without consent of Guarantor, and that this Guaranty shall thereupon and thereafter guaranty the performance of the Guaranteed Obligations as so changed, modified, amended, compromised, released, altered or assigned.

3.                          No Release. This Guaranty shall not be released, modified, or affected by failure or delay on the part of Landlord to enforce any of the rights or remedies of Landlord under the Lease, whether pursuant to the terms thereof or at law or in equity, or by any release of any person liable under the terms of the Lease (including, without limitation, Tenant or Guarantor).

4.                          Continuing Liability; Termination. Guarantor’s liability under this Guaranty shall continue until the Lease Term under the Lease has expired and all Guaranteed Obligations due under the Lease have been paid in full in cash and all of the other Guaranteed Obligations to Landlord have been satisfied, subject to the last sentence of this paragraph. If all or any portion of the Guaranteed Obligations under the Lease are paid by Tenant or performed by Tenant, the obligations of Guarantor hereunder shall continue and remain in full force and effect with respect to such payment(s) or performance(s) if all or any part of such payment(s)or performance(s) is/are avoided or recovered directly or indirectly from Landlord as a preference, fraudulent transfer or otherwise. Following termination of this Guaranty in accordance with the terms of this paragraph and upon request by Guarantor to Landlord, Landlord shall return the original executed copy of this Guaranty to Guarantor marked as “cancelled”.

5.                          Representations and Warranties of Guarantor. Guarantor acknowledges and agrees that Guarantor now has and will continue to have full and complete access to any and all information that Guarantor needs or desires concerning the Lease, the value of any assets owned or to be acquired by Tenant, Tenant’s financial status and Tenant’s ability to pay and perform the obligations owed to Landlord under the Lease. Guarantor further acknowledges and agrees that Guarantor has reviewed and approved copies of the Lease (including all amendments, addenda, or other modifications thereto) and is fully informed of the remedies Landlord may pursue, with or without notice to Tenant, in the event of default under the Lease. So long as any of Guarantor’s obligations hereunder remain unsatisfied or owing to Landlord, Guarantor shall keep fully informed as to all aspects of Tenant’s financial condition and the performance of said obligations.

6.                          Cure of Defaults. Guarantor hereby covenants and agrees with Landlord that if a Default (as defined in Article 30 of the Lease) shall at any time occur in the payment of any sums due under the Lease by Tenant or in the performance of any other Guaranteed Obligations, Guarantor shall and will forthwith upon demand pay all sums and any arrears thereof owed to Landlord, with payment to Landlord in legal currency of the United Stales of America for the payment of public and private debts, and Guarantor shall further take all other actions necessary to cure such Default and perform such obligations of Tenant.

7.                          Guaranty of Payment and Performance. The liability of Guarantor under this Guaranty is a guaranty of payment and performance and not of collectability, and is not conditioned or contingent upon the genuineness, validity, regularity, or enforceability of the Lease or the pursuit by Landlord of any remedies which it now has or may hereafter have with respect thereto, at law, in equity or otherwise.

8.                          Waivers by Guarantor. Guarantor hereby waives and agrees not to assert or take advantage of to the extent permitted by law: (i) other than any notice to Guarantor required under this Guaranty, all notices to Guarantor, to Tenant, or to any other person, including, but not limited to, notices of the acceptance of this Guaranty or the creation, renewal, extension, assignment, modification, or accrual of any of the obligations owed to Landlord under the Lease and enforcement of any right or remedy with respect thereto, and notice of any other matters relating thereto; (ii) notice of acceptance of this Guaranty; (iii) demand of payment, presentation and protest; (iv) any right to require Landlord to apply to any default any security deposit or other security it may hold under the Lease; (v) any defense or right arising from the absence, impairment or loss of any right of reimbursement, contribution, or subrogation, or any other right of Guarantor against Landlord, (vi) any defense or right arising from the exercise by Tenant of any remedies against Landlord; and (vii) any right or defense that may arise by reason of the incapacity, lack of authority, death or disability of Tenant or any other person. Moreover, Guarantor agrees that Guarantor’s obligations shall not be affected by any circumstances which constitute a legal or equitable discharge of any guarantor or surety. Guarantor agrees that Landlord may enforce this Guaranty against Guarantor without the necessity of proceeding against Tenant or any other person or entity, or the obligation to pursue any other remedy or to enforce any other right. Subject to the foregoing, Guarantor may assert the rights and defenses of prior payment (whether by offset, recoupment or otherwise) of the Guaranteed Obligations and the non-occurrence of an event of default by Tenant under the Lease if and to the extent Tenant could raise such rights and defenses and within the time period that Tenant could raise such defense (i.e., if Tenant under the Lease would no longer have the right to raise such defense, Guarantor would not have the right to raise such defense). Without limiting any other terms of this Guaranty, Guarantor hereby expressly waives any and all benefits under California Civil Code §§2809, 2810, 2819, 2821, 2845, 2848, 2849 and 2850 and the second sentence of California Civil Code Section 2822(a).

9.                          No Discharge of Guarantor. Guarantor agrees that nothing contained herein shall prevent Landlord from suing on the Lease or from exercising any rights available to Landlord thereunder and that the exercise of any of the aforesaid rights shall not constitute a legal or equitable discharge of Guarantor.

10.                    No Right of Subrogation. Guarantor agrees that any rights of subrogation Guarantor may have against Tenant shall be junior and subordinate to any rights Landlord may have against Tenant.

11.                    Bankruptcy. The obligations of Guarantor under this Guaranty shall not be altered, limited or affected by any ease, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Tenant (collectively, “Tenant Insolvency Proceeding”), or any defense which Tenant may have by reason of order, decree, or decision of any court or administrative body resulting from any such case. Guarantor acknowledges and agrees that any payment which accrues with respect to the Guaranteed Obligations (including, without limitation, the payment of rent) after the commencement of any such proceeding (or, if any such payment ceases to accrue by operation of law by reason, of the commencement of such proceeding, such payment as would have accrued if said proceedings had not been commenced) shall be included in Guarantor’s obligations hereunder because it is the intention, of the parties that said obligations should be determined without regard to any rule or law or order which may relieve Tenant of any of the Guaranteed Obligations. In any Tenant Insolvency Proceeding, Guarantor hereby permits any trustee in bankruptcy, receiver, debtor-in-possession, assignee for the benefit of creditors, or similar person to pay Landlord, or allow the claim of Landlord in respect of, any such payment accruing after the date on which such proceeding is commenced. Guarantor hereby assigns to Landlord, to the extent of any payment which accrues with respect to the Guaranteed Obligations (including, without limitation, the payment of rent) that is due and owing but not paid by Tenant or Guarantor, Guarantor’s rights to receive in any Tenant Insolvency Proceeding any payments from any trustee in bankruptcy, receiver, debtor-in-possession, assignee for the benefit of creditors or similar person by way of dividend, adequate protection payment or otherwise.

12.                    Notices. Any notice, statement, demand, consent, approval, or other communication required or permitted to be given, rendered or made by either party to the other, pursuant to this Guaranty or pursuant to any applicable law or requirement of public authority, shall be in writing (whether or not so stated elsewhere in this Guaranty) and shall be deemed to have been properly given, rendered or made only if hand-delivered or sent by commercial overnight carrier, addressed to the recipient(s) at the address set forth for notices for such recipient(s) under the Lease, provided that the address for notices to Guarantor shall be the same as for Tenant under the Lease. Such notices shall be deemed to have been given upon the earlier of actual receipt by the intended recipient and one day after deposit with commercial overnight carrier. By giving notice as provided above, any party may designate a different address for notices, statements, demands, consents, approvals or other communications intended for it.

13.                    Authority; Representations and Warranties. Guarantor represents and warrants to Landlord as follows:

13.1               No consent of any other person or entity, including, without limitation, any creditors of Guarantor, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by Guarantor in connection with this Guaranty or the execution, delivery, performance, validity, or enforceability of this Guaranty and all obligations required hereunder. This Guaranty has been duly executed and delivered by Guarantor.

13.2               To Guarantor’s knowledge, the execution, delivery and performance of this Guaranty will not violate any provision of any existing law or regulation binding on Guarantor, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on Guarantor, or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which a Guarantor is a party or by which Guarantor or any of a Guarantor’s assets may be bound, and will not result in, or require, the creation or imposition of any lien on any of Guarantor’s property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract, or other agreement instrument or undertaking.

13.3               Except for the rights and defenses of prior payment (whether by offset, recoupment or otherwise) of the Guaranteed Obligations and of the non-occurrence of an event of default by Tenant under the Lease (as and to the extent Guarantor may raise the same pursuant to Section 8), the liability of Guarantor hereunder shall not be impaired, abated, deferred, diminished, modified, released, terminated or discharged, in whole or in part, or otherwise affected, by any event, condition, occurrence, circumstance, proceeding, action or failure to act, with or without notice to, or the knowledge or consent of, Guarantor, including, without limitation:

(a)                      any amendment, modification or extension of the Lease;

(b)                     any extension of time for performance, whether in whole or in part, given prior to or after default under the Lease;

(c)                      any exchange, surrender or release, in whole or in part, of any security which may be held by Landlord at any time for or under the Lease;

(d)                     any other guaranty now or hereafter executed by Guarantor or anyone else;

(e)                      any waiver of or assertion or enforcement or failure or refusal to assert or enforce, in whole or in part, of any provision, claim, cause of action, right or remedy which Landlord may, at any time, have under the Lease or with respect to any guaranty or any security which may be held by Landlord at any time for or under the Lease or with respect to Tenant;

(f)                        any act or thing or omission or delay to do any act or thing which (i) may in any manner or to any extent modify the risk of Guarantor, or (ii) would otherwise operate as a discharge of Guarantor as a matter of law;

(g)                     Landlord’s consent to any assignment or subletting or the assignment or successive assignments of the Lease by Tenant, or any subletting of the premises demised under the Lease by Tenant;

(h)       the failure to give Guarantor any notice whatsoever, other than any notice that Landlord is required to give pursuant to this Guaranty; or,

(i)                         any right, power or privilege that Landlord may now or hereafter have against any party or collateral.

14.                     Estoppel Statements. The obligations of Tenant under the Lease to execute and deliver estoppel statements, as therein provided, shall be deemed to also require Guarantor hereunder to do and provide the same relative to Guarantor.

15.                     Successors and Assigns. This Guaranty shall be binding upon Guarantor, and Guarantor’s heirs, representatives, administrators, executors, successors and assigns and shall inure to the benefit of and shall be enforceable by Landlord, its successors, endorsees and assigns. Any married person liable under this Guaranty agrees that recourse may be had against community assets and against his separate property for the satisfaction of all obligations herein guaranteed. As used herein, the singular shall include the plural, and the masculine shall include the feminine and neuter and vice versa, if the context so requires.

16.                     Definition of Landlord. The term “Landlord” whenever used herein refers to and means the Landlord specifically named in the Lease and also any assignee of said Landlord, other than assignment for security, and also any successor to the interest of said Landlord or of any assignee in the Lease or any part thereof, whether by assignment or otherwise. So long as the Landlord’s interest in or to the demised premises or the rents, issues and profits therefrom, or in, to or under the Lease, are subject to any mortgage or deed of trust or assignment for security, no acquisition by Guarantor of the Landlord’s interest in the demised premises or under the Lease shall affect the continuing obligations of Guarantor under this Guaranty, which obligations shall continue in full force and effect for the benefit of the mortgagee, beneficiary, trustee or assignee under such mortgage, deed of trust or assignment, or any purchaser at sale by judicial foreclosure or under private power of sale, and of the successors and assigns of any such mortgagee, beneficiary, trustee, assignee or purchaser.

17.                     Definition of Tenant. The term “Tenant” whenever used herein refers to and means the Tenant in the Lease specifically named and also any assignee or Tenant of said Lease and also any successor to the interests of said Tenant, assignee or Tenant of such Lease or any part thereof, whether by assignment, Lease or otherwise.

18.                     Costs and Expenses. In the event of any dispute or litigation with regard to a default by Tenant under the Lease or a default by Guarantor under this Guaranty, or with regard to the enforcement or validity of the Lease or this Guaranty, the prevailing party shall be obligated to pay all actual and reasonable charges, costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred by the other party in connection therewith, whether or not any action or proceeding is commenced regarding such dispute and whether or not such litigation is prosecuted to judgment, including without limitation, any cost and expenses (including attorneys’ fees) incurred in connection with the enforcement or collection of any judgment against Tenant and/or Guarantor.

19.                    Governing Law; Waiver of Jury Trial.

19.1               This Guaranty shall be governed by and construed in accordance with the laws of the State of California.

19.2               To the fullest extent permitted by law, including laws enacted after the date of this Guaranty, each of Guarantor and Landlord shall not seek a jury trial, and each of them hereby waives trial by jury, in any action or proceeding or counterclaim brought by any party hereto against the other on any matter whatsoever arising out of or in any way connected with the Lease, this Guaranty, or any claim of injury or damage, or the enforcement of any remedy under any statute, emergency or otherwise. Neither Landlord nor Guarantor will seek to consolidate any such action in which a jury has been waived with any other action in which a jury trial cannot or has not been waived. It is the intention of the parties that these provisions shall be subject to no exceptions.

20.                    Severability. Every provision of this Guaranty is intended to be severable. In the event any term or provision hereof is declared to be illegal or invalid for any reason whatsoever by a court of competent jurisdiction, such illegality or invalidity shall not affect the balance of the terms and provisions hereof which terms and provisions shall remain binding and enforceable.

21.                    Counterparts. This Guaranty may be executed in any number of counterparts each of which shall be deemed an original and all of which together shall constitute one and the same Guaranty with the same effect as if all parties had signed the same signature page. Any signature page of this Guaranty may be detached from any counterpart of this Guaranty and re-attached to any other counterpart of this Guaranty identical in form hereto but having attached to it one or more additional signature pages.

22.                    No Waiver. No failure or delay on the part of Landlord to exercise any power, right or privilege under this Guaranty shall impair any such power, right or privilege, or be construed to be a waiver of any default or any acquiescence therein, nor shall any single or partial exercise of such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

23.                    Entire Agreement. This Guaranty shall constitute the entire agreement between Guarantor and Landlord with respect to the subject matter hereof. No provision of this Guaranty or right of Landlord hereunder may be waived nor may Guarantor be released from any obligation hereunder except as provided in Section 15 above or by a writing duly executed by an authorized member, manager, officer, director, trustee or other representative of Landlord.

24.                    Cumulative Rights and Remedies. The liability of Guarantor and all rights, powers and remedies of Landlord hereunder and under any other agreement now or at any time hereafter in force between Landlord and Guarantor relating to the Lease shall be cumulative and not alternative and such rights, powers and remedies shall be in addition to all rights, powers and remedies given to Landlord by law.

25.                    Financial Statements. Within ten (10) days after written request from Landlord from time to time during the term of this Guaranty, Guarantor shall provide Landlord with current financial statements setting forth its financial condition and net worth for the most recent quarter, including balance sheets and statements of profits and losses. Such statements shall be prepared by an independent accountant or certified by Guarantor’s president, chief executive officer or chief financial officer. Landlord shall keep such financial information confidential and shall only disclose such information to Landlord’s lenders, consultants, purchasers or investors (who shall be subject to the same confidentiality obligations) on a need to know basis in connection with the administration of the Lease of this Guaranty.

26.                    Jurisdiction and Venue.

26.1               Guarantor irrevocably submits to the jurisdiction of any state or federal court with jurisdiction sitting in the county in which the Building is located over any suit, action or proceeding arising out of or relating to this Guaranty. Guarantor hereby agrees that Landlord shall have the option, in its sole discretion, to lay the venue of any such suit, action or proceeding in the courts of the State of California or the United States of America for the Northern District of California, and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum.

26.2               Guarantor hereby irrevocably appoints Portia Kersten, having an address at 150 California Street, Suite 450 San Francisco, California 94111, as its authorized agent to accept and acknowledge, on behalf of Guarantor, service of any and all process which may be served in any suit, action or proceeding of the nature referred to above. Guarantor represents and warrants that such agent has agreed to accept such appointment. Said designation and appointment shall be irrevocable. If such agent shall cease to act, Guarantor covenants and agrees that it shall irrevocably designate and appoint without delay another such agent satisfactory to Landlord and shall promptly deliver to Landlord evidence in writing of such other agent’s acceptance of such appointment. Guarantor further agrees and consents that, in addition to any other methods of service of process provided for under applicable law. all service of process in any proceeding (i) by the mailing of copies thereof by registered or certified air mail, postage prepaid, return receipt requested, to Guarantor at its address set forth above or to such other address of which Guarantor shall have given written notice to Landlord, or (ii) by serving a copy thereof upon such authorized agent. Guarantor agrees that either such service shall be deemed in every respect effective service of process upon Guarantor in any such suit, action or proceedings and shall, to the fullest extent permitted by law, be taken and held to be the valid personal service upon and personal delivery to Guarantor. Nothing in this paragraph shall affect the right of Landlord to serve process in any manner permitted by law and that service so made shall be complete upon receipt; except that if Guarantor shall refuse to accept delivery, service shall be deemed complete on the date such delivery was attempted or refused.

27.                    Capitalized Terms. Except as otherwise provided herein., all capitalized terms used herein shall have the same meanings given such terms in the Lease.

IN WITNESS WHEREOF, Guarantor has caused this Guaranty to be duly executed as of the date first above set forth.

VELTI PLC,
a(n)

By:	/s/ Pantelis Papageorgiou
Name:	Pantelis Papageorgiou
Its:	Director of Finance

EXHIBIT “F”

PARKING LICENSE

This Exhibit (the “Parking Agreement”) is attached to and made a part of the Lease by and between PPF OFF 150 CALIFORNIA STREET, LP, a Delaware limited partnership (“Landlord”) and Ad Infuse, Inc., a Delaware corporation (“Tenant”) for space in the Building located at 150 California Street, San Francisco, California.

1.                          During the Term, Tenant agrees to lease from Landlord and Landlord agrees to lease to Tenant one (1) parking space (the “Space”) for the use of Tenant and its employees in the parking garage beneath the Building (the “Garage”). The Space is currently made available on a “valet park” basis, and Landlord will continue to provide the Space to Tenant on a “valet park” basis so long as Landlord is not prevented from doing so by applicable governmental authority. The rent for such space will initially be as follows; Tenant will pay $450.00 per month for the Space; said rate is subject to adjustment from time to time. Such charges, if any, shall be payable in advance to Landlord or such other entity as designated by Landlord, and shall be sent concurrent with Tenant’s payment of monthly Base Rent to the address Landlord designates from time to time. Except as otherwise set forth herein below, no deductions from such charges, if any, shall be made for days on which the applicable Garage is not used by Tenant.

2.                          Tenant shall at all times comply with all applicable ordinances, rules, regulations, codes, laws, statutes and requirements of all federal, state, county and municipal governmental bodies or their subdivisions respecting the use of the Garage. Landlord reserves the right to adopt, modify and enforce reasonable rules (“Rules”) governing the use of the Garage from time to time including any key-card, sticker or other identification or entrance system and hours of operation. Landlord may elect to provide parking cards or keys to control access to the Garage. In such event, Landlord shall provide Tenant with one card or key for the Space, provided that Landlord shall have the right to require Tenant to place a deposit on such access cards or keys and to pay a fee for any lost or damaged cards or keys. Landlord may refuse to permit any person who violates such Rules to park in the Garage, and any violation of the Rules shall subject the car to removal from the Garage following reasonable notice. Tenant shall comply with and cause its employees to comply with all the Rules as well as all reasonable additions and amendments thereto.

3.                          Unless specified to the contrary above, the parking spaces hereunder shall be provided on a non-designated “first-come, first-served” basis. Subject to Tenant’s rights to the reserved spaces set forth above, if any, Landlord reserves the right to assign other specific parking spaces, and to reserve other parking spaces for visitors, small cars, handicapped persons and for other tenants, guests of tenants or other parties, which assignment and reservation or spaces may be relocated as determined by Landlord from time to time, and Tenant and persons designated by Tenant hereunder shall not park in any such location designated for such assigned or reserved parking spaces.

4.                          Tenant shall not store or permit its employees to store any automobiles in the Garage without the prior written consent of the operator. Except for emergency repairs, Tenant

F-1

and its employees shall not perform any work on any automobiles while located in the Garage. If it is necessary for Tenant or its employees to leave an automobile in the Garage overnight, Tenant shall provide the operator with prior notice thereof designating the license plate number and model of such automobile.

5.                          Landlord shall have the right to temporarily close the Garage, or certain areas therein in order to perform necessary repairs, maintenance and improvements to the Garage, and in such events, Landlord shall refund any prepaid parking fee hereunder for any Space affected by such closure, prorated on a per diem basis.

6.                          LANDLORD SHALL NOT BE LIABLE FOR ANY LOSS, INJURY OR DAMAGE TO PERSONS USING THE GARAGE OR AUTOMOBILES OR OTHER PROPERTY THEREIN, IT BEING AGREED THAT, TO THE FULLEST EXTENT PERMITTED BY LAW, THE USE OF THE SPACES SHALL BE AT THE SOLE RISK OF TENANT AND ITS EMPLOYEES. WITHOUT LIMITING THE FOREGOING, TENANT HEREBY VOLUNTARILY RELEASES, DISCHARGES, WAIVES AND RELINQUISHES ANY AND ALL ACTIONS OR CAUSES OF ACTION FOR PERSONAL INJURY OR PROPERTY DAMAGE OCCURRING TO TENANT ARISING AS A RESULT OF PARKING IN THE GARAGE, OR ANY ACTIVITIES INCIDENTAL THERETO, WHEREVER OR HOWEVER THE SAME MAY OCCUR, AND FURTHER AGREES THAT TENANT WILL NOT PROSECUTE ANY CLAIM FOR PERSONAL INJURY OR PROPERTY DAMAGE AGAINST LANDLORD OR ANY OF THE LANDLORD RELATED PARTIES FOR ANY SAID CAUSES OF ACTION. IN ALL EVENTS, TENANT AGREES TO LOOK FIRST TO ITS INSURANCE CARRIER AND TO REQUIRE THAT TENANT’S EMPLOYEES LOOK FIRST TO THEIR RESPECTIVE INSURANCE CARRIERS FOR PAYMENT OF ANY LOSSES SUSTAINED IN CONNECTION WITH ANY USE OF THE GARAGE. TENANT HEREBY WAIVES ON BEHALF OF ITS INSURANCE CARRIERS ALL RIGHTS OF SUBROGATION AGAINST LANDLORD OR LANDLORD RELATED PARTIES.

7.                          Tenant shall not assign its rights under this Parking Agreement or sublease any of the parking spaces without the consent of Landlord. Landlord shall have the right to terminate this Parking Agreement with respect to any parking spaces that Tenant desires to sublet or assign its rights thereto.

8.                          Landlord hereby reserves the right to enter into a management agreement or lease with another entity for the operation of the Garage (“Operator”). In such event, Tenant, upon request of Landlord, shall enter into a parking agreement upon substantially the same terms hereunder with the Operator and pay the Operator the monthly charge established hereunder, and Landlord shall have no liability for claims arising through acts or omissions of the Operator. It is understood and agreed that the identity of the Operator may change from time to time during the Term. In connection therewith, any parking lease or agreement entered into between Tenant and any Operator shall be freely assignable by such Operator or any successors thereto.

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FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (“First Amendment”) is made and entered into as of March 5, 2010 (“Execution Date”), by and between PPF OFF 150 CALIFORNIA STREET, LP, a Delaware limited partnership (“Landlord”), and VELTI USA, INC., a Delaware corporation (“Tenant”), with reference to the following facts:

A.       Landlord and Tenant (as successor-in-interest to Ad Infuse, Inc., a Delaware corporation) are parties to that certain lease dated as of September 23, 2009 (the “Lease”), pursuant to which Landlord leases to Tenant certain space in the building located at 150 California Street, San Francisco, California (the “Building”), which space currently consists of approximately 5,416 rentable square feet on the fourth (4th) floor of the Building (commonly known as Suite 450), and approximately 714 rentable square feet on the sixth (6th) floor of the Building (commonly known as Suite 610), all as more particularly described in the Lease (the “Original Premises”).

B.        Landlord and Tenant are currently contemplating entering into an amendment to the Lease (the “10th Floor Amendment”) pursuant to which Tenant will lease certain space on the tenth (10th) floor of the Building (the “Substitution Space”). In order to address certain immediate additional space needs of Tenant, Landlord and Tenant desire to enter into this First Amendment to provide, on a temporary basis, for the addition to the Original Premises of certain space containing approximately 3,972 rentable square feet on the second (2nd) floor of the Building and commonly known as Suite 200 (the “Temporary Space”), on and subject to the terms and conditions of this First Amendment. The Temporary Space is more particularly shown on Exhibit A attached hereto.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.         Lease of Temporary Space. Effective as of one (1) business day after the Execution Date (the “Temporary Space Effective Date”), the Original Premises is increased by the addition of the Temporary Space, and from and after the Temporary Space Effective Date, the Original Premises and the Temporary Space, collectively, shall be deemed the Premises, as defined in the Lease. The term of the Lease for the Temporary Space (the “Temporary Space Term”) shall commence on the Temporary Space Effective Date and shall end on the earlier of (a) three (3) Business Days after the date on which Landlord notifies Tenant, pursuant to the provisions thereof that the work to be performed by Landlord in the Substitution Space is substantially complete, and (b) the date Tenant first occupies all or any portion of the Substitution Space for the conduct of its business, unless sooner terminated in accordance with the terms of the Lease (the “Temporary Space Termination Date”). The Temporary Space is subject to all the terms and conditions of the Lease, as expressly modified hereby.

2.         Base Rent. In addition to Tenant’s obligation to pay Base Rent for the Original Premises, Tenant shall pay Landlord Base Rent for the Temporary Space in an amount equal to

$7,240.75 per month. All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease. Notwithstanding the foregoing to the contrary, Landlord hereby agrees to waive Tenant’s obligation to pay Base Rent for the Temporary Space for the Temporary Space Term (the “Abated Base Rent”); provided, however, if for any reason the 10th Floor Amendment is not fully executed and delivered by Landlord and Tenant prior to the Temporary Space Termination Date, then Tenant shall pay to Landlord on the Temporary Space Termination Date an amount equal to the Abated Base Rent. Such amount shall be deemed additional Rent under the Lease. Notwithstanding the foregoing, if (i) the 10th Floor Amendment is not executed and delivered by Landlord prior to the Temporary Space Termination Date, for any reason other than delays by Tenant, or Tenant’s bad faith in negotiating the 10th Floor Amendment, and/or (ii) there are delays in delivering the Substitution Space to Tenant by the Temporary Space Termination Date which are not caused by Tenant Delay (collectively, “Excused Delay”), the Temporary Space Term will be deemed extended for the period of such Excused Delay, and Tenant shall not be required to pay the Abated Rent solely due to such Excused Delay.

3.         Operating Expenses, Taxes and Insurance Expenses. Tenant shall not be obligated to pay Tenant’s Share of Operating Expenses, Taxes or Insurance Expenses with respect to the Temporary Space, provided, however, the foregoing shall not affect Tenant’s obligation to pay Tenant’s Share of Operating Expenses, Taxes and Insurance Expenses with respect to the Original Premises as provided in the Lease.

4.         Condition of Temporary Space. Tenant has inspected the Temporary Space and agrees to accept the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to (i) perform any alterations, additions, repairs or improvements in the Temporary Space, (ii) fund or otherwise pay for any alterations, additions, repairs or improvements to the Temporary Space, or (iii) except as expressly set forth in Sections 2 and 3 above, grant Tenant any free rent, concessions, credits or contributions of money with respect to the Temporary Space. Tenant shall vacate the Temporary Space on or prior to the Temporary Space Termination Date and deliver up the Temporary Space to Landlord in as good condition as the Temporary Space was delivered to Tenant, ordinary wear and tear excepted.

5.         [INTENTIONALLY DELETED]

6.         No Extension or Expansion options. The parties hereto acknowledge and agree that any options or other rights contained in the Lease which entitle Tenant to extend the term of the Lease or expand the Premises shall apply only to the Original Premises and shall not be applicable to the Temporary Space in any manner.

7.         Holding Over. Tenant may remain in the Tempporary Space for up to five (5) days following the expiration of the Temporary Space Term at no cost or charge to Tenant; however, if Tenant should remain in possession of the Temporary Space for more than five (5) days after the expiration or earlier termination of the Temporary Space Term, such holding over shall be subject to the provisions of Section 36 of the Lease. In addition, such holding over shall be deemed a default by Tenant under the Lease, and Landlord shall have all rights and remedies available to Landlord under the Lease with respect thereto.

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8.         Miscellaneous.

(a)       This First Amendment and the attached exhibit, which is hereby incorporated into and made a part of this First Amendment, set forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements.

(b)       Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

(c)       In the case of any inconsistency between the provisions of the Lease and this First Amendment, the provisions of this First Amendment shall govern and control.

(d)       Submission of this First Amendment by Landlord is not an offer to enter into this First Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this First Amendment until Landlord has executed and delivered the same to Tenant.

(e)       The capitalized terms used in this First Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this First Amendment.

(f)        Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with the Temporary Space or this First Amendment. Tenant agrees to defend, indemnify and hold Landlord harmless from all claims of any brokers claiming to have represented Tenant in connection with the Temporary Space or this First Amendment. Landlord hereby represents to Tenant that Landlord has dealt with no broker in connection with this First Amendment other than CB Richard Ellis. Landlord agrees to defend, indemnify and hold Tenant harmless from all claims of any brokers claiming to have represented Landlord in connection with this First Amendment.

(g)       Each signatory of this First Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

(h)       At Landlord’s option, this First Amendment shall be of no force and effect unless and until accepted by any guarantors of the Lease, who by signing below agree that their guaranty shall apply to the Lease as amended herein, unless such requirement is waived by Landlord in writing.

(i)        Tenant represents and warrants to Landlord that Tenant is currently in compliance with and shall at all times during the term of the Lease (including any extension thereof) remain in compliance with the regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.

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(j)        This First Amendment may be executed in multiple counterparts, each of which is deemed an original but together constitute one and the same instrument. This First Amendment may be executed in so-called “pdf’ format and each party has the right to rely upon a pdf counterpart of this First Amendment signed by the other party to the same extent as if such party had received an original counterpart.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this First Amendment as of the day and year first above written.

[SIGNATURES ON FOLLOWING PAGE]

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LANDLORD:

PPF OFF 150 CALIFORNIA STREET, LP, a Delaware limited partnership

By:          PPF OFF GP, LLC, a Delaware limited liability company,
its General Partner

By:          PPF OFF, LLC,

a Delaware limited liability company, its Member

By:          PPF OP, LP, a Delaware limited partnership, its Member

By:          PPF OPGP, LLC,
a Delaware limited liability company, its General Partner

By:          Prime Property Fund, LLC, a Delaware limited liability company, its Member

		By:	Morgan Stanley Real Estate Advisor, Inc., a Delaware corporation, its Manager

			By:	/s/ Kevin Pirozzoli
				Name:	Kevin Pirozzoli
				Title:	Vice President

TENANT

VELTI USA, INC.,
A Delaware corporation

By:	/s/ David J. Power
Print Name:	David J. Power
Its:	General Counsel

GUARANTOR:

VELTI PLC,
a(n)	Jersey, Channel Islands Company

By:	/s/ Alex Moukas
Print Name:	Alex Moukas
Its:	CEO

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EXHIBIT A

LOCATION OF TEMPORARY SPACE

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (“Second Amendment”) is entered into as of March 17, 2010 (the “Effective Date”), by and between PPF OFF 150 CALIFORNIA STREET LP, a Delaware limited partnership (“Landlord”) and VELTI USA, INC., a Delaware corporation (“Tenant”), with reference to the following facts:

A.       Landlord and Tenant (successor in interest to Ad Infuse, Inc.) are parties to that certain lease dated as of September 23, 2009 (the “Original Lease”), which lease has been previously amended by that certain First Amendment to Lease dated as of March     , 2010 (the “First Amendment”) (the Original Lease, as so amended, being referred to herein as the “Lease”), pursuant to which Landlord leases to Tenant space (the “Original Premises”) currently containing (i) approximately 5,416 rentable square feet on the fourth (4th) floor and (ii) approximately 714 rentable square feet on the sixth (6th) floor, described as Suites No. 460 and 610, respectively, in the building located at 150 California, San Francisco, California (the “Building”). Pursuant to the First Amendment, Tenant also occupies certain Temporary Space on the second (2nd) floor of the Building.

B.        Landlord and Tenant agree to relocate Tenant from the Original Premises and the Temporary Space to 9,875 rentable square feet of space described as Suite No. 1000 and consisting of the entire tenth (10th) floor of the Building as further shown on the drawing attached hereto as Exhibit A (the “Substitution Space”), on the terms and conditions set forth herein.

C.        The term of the Lease is scheduled to expire on November 8, 2012 (“Current Termination Date”), and the parties desire to extend the term of the Lease, all on the terms and conditions as set forth herein.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.         Substitution.

(a)       Generally. Effective as of the earlier of (i) one (1) business day after the date on which Landlord notifies Tenant that the work to be performed by Landlord in the Substitution Space pursuant to Section 6 below is substantially complete, subject to the completion of minor “punch list” items or would have been substantially complete but for any Tenant Delay (defined in Section 6 below) or (ii) the date Tenant first occupies all or any portion of the Substitution Space for the conduct of its business (the “Substitution Date”), the Substitution Space is substituted for the Original Premises and the Temporary Space and, from and after the Substitution Date, the Premises, as defined in the Lease, shall be deemed to mean the Substitution Space. The parties estimate that the Substitution Date will be May 15, 2010 (the “Target Substitution Date”). Promptly following the Substitution Date, Landlord and Tenant shall enter into a letter agreement in the form attached hereto as Exhibit B, specifying and/or confirming the Substitution Date and the schedule of Base Rent payable hereunder. Notwithstanding the foregoing, if Landlord is unable to deliver the Substitution Space to Tenant by August 1, 2010 (the “Outside Delivery Date”), for any reason other than Tenant Delay (defined in Section 6 below) or delays attributable to Force Majeure, Tenant shall have the right to terminate the provisions of this Second Amendment which govern Tenant’s leasing of the Substitution Space by written notice to Landlord delivered on or before the date that is ten (10) days following the Outside Delivery Date, and in such event Landlord shall refund to Tenant, all Rent and other amounts previously delivered to Landlord with respect to the Substitution Space, including any increase in the Security Deposit applicable to the Substitution Space.

(b)       Term. The term for the Substitution Space shall commence on the Substitution Date and end on the Extended Termination Date (defined in Section 2 below). The Substitution Space shall be subject to all the terms and conditions of the Lease except as expressly modified herein. Effective as of the Substitution Date, the Lease shall be terminated with respect to the Original Premises and Temporary Space, and, unless otherwise specified, “Premises” shall mean the Substitution Space. Tenant shall be permitted to remain in partial occupancy of the Original Premises and/or the Temporary Space for a period of five (5) days after the Substitution Date (the “Relocation Period”) in order to facilitate the phasing of Tenant’s move to the Substitution Space, with no obligation to pay Rent for the Original Premises or Temporary Space during the Relocation Period. On or before the expiration of the Relocation Period, Tenant will vacate the Original Premises and the Temporary Space and return the same to Landlord in “broom clean” condition, with all improvements constructed therein by Tenant, as well as any cabling installed by or on behalf of Tenant in the Original Premises and/or the Temporary Space, removed and any damage caused by such removal repaired, to Landlord’s reasonable satisfaction and otherwise in accordance with the terms and conditions of the Lease.

2.         Extension. The term of the Lease is hereby extended for a period of four (4) years following the Substitution Date and shall expire on the date immediately preceding the fourth (4th) anniversary of the Extension Date, defined below (the “Extended Termination Date”), unless sooner terminated in accordance with the terms of the Lease, as amended hereby. That portion of the term of the Lease commencing on the day immediately following the Current Termination Date (the “Extension Date”) and ending on the Extended Termination Date shall be referred to herein as the “Extended Term”, and unless the context clearly provides otherwise, from and after the Extension Date, references in the Lease to the “Term” shall be deemed to include the Extended Term, and references in the Lease to the “Expiration Date” shall mean the Extended Termination Date.

3.         Base Rent. From and after the Substitution Date, through the Extended Term, the Base Rent for the Substitution Space shall be as follows:

Period Following Substitution Date	Annual Rate Per Rentable Square Foot	Monthly Base Rent*
Months 1 - 12	$34.50	$20,125.00
Months 13 - 18	$35.50	$24,989.04
Months 19 - 24	$35.50	$29,213.54
Months 25 - 36	$36.50	$30,036.46
Months 37 - 48	$37.50	$30,859.36

*     During “Months 1-12”, Base Rent will be calculated as if the Substitution Space contains 7,000 rentable square feet of space and during “Months 13-18”, Base Rent will be calculated as if the Substitution Space contains 8,447 rentable square feet.

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4.         Additional Security Deposit. Concurrently with Tenant’s execution and delivery of this Second Amendment to Landlord, Tenant shall pay Landlord the sum of $10,624.29 which will be added to and become a part of the Security Deposit held by Landlord. Accordingly, the Security Deposit will be increased to $29,266.79.

5.         Tenant’s Share; Base Year. From and after Substitution Date, Tenant’s Share shall be adjusted to be 4.9%, and the Base Year shall remain 2010.

6.         Condition of Substitution Space.

(a)       “As-Is”. Except as expressly set forth herein, Tenant has inspected the Substitution Space and agrees to accept the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to (i) perform any alterations, additions, repairs or improvements, (ii) fund or otherwise pay for any alterations, additions, repairs or improvements to the Substitution Space, or (iii) grant Tenant any free rent, concessions, credits or contributions of money with respect to the Substitution Space. Tenant will be responsible for Tenant’s costs of relocation, including the cost of cable installation and any custom signage.

(b)       Tenant Improvements.

(i)        Generally. Landlord shall, prior to the Substitution Date (subject to Tenant Delay, as described below) construct improvements in the Substitution Space (the “Substitution Space Tenant Improvements”). The Tenant Improvements shall be constructed using Building-standard materials and specifications pursuant to plans approved by Landlord, as described below.

(ii)       Plans. Tenant shall cause Brereton Architects to complete the architectural drawings for the Substitution Space Tenant Improvements in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the “Plans”) and shall submit draft Plans to Landlord for Landlord’s approval, which will not be unreasonably withheld and will be granted or withheld within five (5) Business Days following submission. If Landlord disapproves the draft Plans, Tenant shall, within three (3) Business Days, revise the Plans to address Landlord’s concerns and resubmit the same to Landlord for review. Tenant will submit draft Plans to Landlord in sufficient time to allow Landlord to approve the Plans on or before April 15, 2010 (the “Plan Approval Date”). If Landlord disapproves Tenant’s second (2nd) submission of draft Plans, Tenant will, within three (3) Business Days, further revise the Plans to address Landlord’s concerns (the “Second Revision”) and resubmit the same to Landlord for review. This process will continue until Landlord shall have approved Plans.

(iii)      Tenant Delay. If there is a delay in Landlord’s construction of the Substitution Space Tenant Improvements beyond the Target Substitution Date as a result of any of the following (each a “Tenant Delay”), then, for the purposes of establishing the date upon which Tenant’s obligation to pay Base Rent for the Substitution Space commences, the Substitution Date shall be deemed to be date upon the construction of the Tenant Improvements would have been completed absent such Tenant Delay:

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(1)        Any (x) failure on the part of the Tenant to revise draft Plans within the time period described in Section (b)(ii) above, if such failure results in the Plans not being approved as of the Plan Approval Date or (y) delay in the process of Landlord’s approval of the Plans beyond the Plan Approval Date due to the necessity for revisions to the Plans beyond the Second Revision;

(2)        Tenant’s change in the Plans after Landlord’s approval of the Plans; or

(3)        Tenant’s request that construction of the Substitution Space Tenant Improvements be delayed.

(c)       Cost of Construction.

(i)        Allowance. Landlord agrees to contribute a sum of $182,000 (the “Allowance”) toward the cost of the design and construction of the Tenant Improvements. The Allowance may only be used for (x) the cost of preparing design and construction documents and mechanical and electrical plans and any required permits (inclusive of any such costs incurred leading up to and as of the Effective Date), (y) hard costs of construction, and (z) payment of Landlord’s construction management fee as described below (collectively, the “Allowance Items”). The Allowance may not be used for furniture, equipment, trade fixtures, cabling, or moving expenses.

(ii)       Excess Costs. If the aggregate of the Allowance Items exceeds the Allowance (“Excess Costs”), Tenant shall be solely responsible for the payment of such excess costs as additional rent; initially, Tenant will pre-pay any Excess Costs prior to the commencement of Construction; thereafter, if any charges result in an increase in Excess Costs, Tenant will pay such increased Excess Costs within ten (10) Business Days following delivery of Landlord’s invoice therefor to Tenant.

(iii)      Construction Management Fee. Landlord shall be entitled to a construction management fee with respect to the construction of the Tenant Improvements in the amount of five percent (5%) of the costs described in clauses (x) and (y) of Section 6(c)(i) above.

(d)       Landlord’s Work. In addition to the construction of the Tenant Improvements, Landlord, at Landlord’s sole cost and expense, will construct one (1) additional stall in the women’s restroom on the tenth (10th) floor of the Building, using Building-standard designs and materials.

7.         Holding Over. If Tenant continues to occupy the Original Premises and/or Temporary Space after the expiration of the Relocation Period, occupancy of the Original Premises and/or Temporary Space subsequent to the expiration of the Relocation Period shall be subject to all the terms and provisions of Article 36 of the Original Lease (for such purposes, the Rent payable by Tenant for the Temporary Space will be at the same rate as the Rent payable for the Original Premises).

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8.         Right of First Opportunity.

(a)       Generally. From and after the Substitution Date, Tenant shall have a continuing right of first opportunity (the “Right of First Opportunity”) to lease any Available (defined below) space located on the eleventh (11th) floor of the Building (all or any portion of which is referred to herein as “ROFO Space”) for a term that is the greater of (i) the then-remaining Extended Term or (ii) three (3) full years following the ROFO Delivery Date, defined below (the “ROFO Term”).

(b)       ROFO Interest Notice. At any time, but no more often than twice in any calendar year (and in any event only during the calendar months of April and September), Tenant may provide Landlord written notice of its interest in leasing ROFO Space within the ensuing six (6) month period and requesting a schedule of any ROFO Space which is anticipated to become Available during such period (the “ROFO Interest Notice”). Within fifteen (15) business days after Tenant’s delivery of a ROFO Interest Notice, Landlord shall notify Tenant if any portion of the ROFO Space is Available or is expected to become Available during the ensuing six (6) month period. If any portion of the ROFO Space is expected to become Available during the applicable year period, Landlord shall promptly notify Tenant of such fact (“Landlord’s Availability Notice”). Landlord’s Availability Notice will set forth the location and configuration of any such ROFO Space, the date upon which such ROFO Space is anticipated to become Available (“ROFO Target Date”) and the terms upon which Landlord proposes to lease such ROFO Space to Tenant for the ROFO Term. If the ROFO Term would extend beyond the Extended Termination Date, then Landlord’s Availability Notice shall so specify, and shall expressly permit Tenant to extend the term of the Lease with respect to the Substitution Space so as to be coterminous with the ROFO Term and will set forth the terms and conditions upon which Landlord is willing to so extend the term of the Lease with respect to the Substitution Space. If Tenant desires to lease any ROFO Space which Landlord has included as Available in Landlord’s Availability Notice, and provided the conditions described below are satisfied, Tenant shall have ten (10) business days following delivery of Landlord’s Availability Notice in which to provide Landlord with a notice exercising the Right of First Offer with respect to all (but not a portion) of one or more specific ROFO Spaces described in Landlord’s Availability Notice (a “ROFO Exercise Notice”).

(c)       Available. ROFO Space shall be deemed Available if (i) the existing tenant in such space is expected to actually vacate the space, (ii) Landlord is not contemplating negotiating a renewal of the existing tenant’s lease for such space and, (iii) as of the date of ROFO Interest Notice, there are not ongoing negotiations in existence pursuant to which Landlord and any third party are attempting to reach agreement upon the terms and conditions of a proposed lease (or other occupancy agreement) of all or any substantial portion of such space to a third party.

(d)       Conditions. Notwithstanding any other provision of this Section 8 to the contrary, the Right of First Opportunity shall be available to Tenant if and only if each of the following conditions are satisfied:

(i)        Tenant is not in Default under the Lease (as amended hereby) on the date that any Landlord’s Availability Notice is delivered;

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(ii)       Tenant (without reference to any subtenants) is in occupancy of at least 85% of the Premises pursuant to the Lease, as amended hereby, at the time of Tenant’s exercise of the Right of First Opportunity;

(iii)      Tenant has not assigned its interest in the Lease (other than an assignment to an Affiliate) at the time of Tenant’s exercise of the Right of First Opportunity.

(e)       Delivery and Condition of ROFO Space. If Tenant exercises the Right of First Opportunity, Landlord will use its diligent efforts to make the applicable ROFO Space available for delivery to Tenant on the applicable ROFO Target Date. Landlord shall deliver the applicable ROFO Space to Tenant in vacant, broom-clean condition, but otherwise in its then “as built” condition and configuration (the date of such delivery being referred to herein as the “ROFO Delivery Date”). If Landlord fails to deliver the ROFO Space to Tenant by sixty (60) days after the ROFO Target Date for any reason other than delays caused or requested by Tenant or delay caused by Force Majeure, Tenant may terminate the Lease as to the ROFO Space upon written notice to Landlord delivered within ten (10) days after the ROFO Target Date, and Landlord shall refund to Tenant all Rent and other amounts previously delivered to Landlord with respect to the ROFO Space, including any increase in the Security Deposit applicable to the ROFO Space.

(f)        Term; Rent Commencement. The term for any ROFO Space shall commence on the ROFO Delivery Date. Any such ROFO Space shall be subject to all the terms and conditions of the Lease, as amended hereby, except as set forth herein and except that the Base Rent and allowances, credits, abatements or other concessions (if any) applicable to the ROFO Space shall be as set forth in the applicable Landlord’s Availability Notice.

(g)       ROFO Amendment. If Tenant is entitled to and properly exercises the Right of First Opportunity, then Landlord shall prepare and deliver to Tenant an amendment (the “ROFO Amendment”) to reflect the commencement date of the term for the applicable ROFO Space and the Base Rent, other economic terms, rentable area of the Premises, applicable Tenant’s Share and other appropriate terms. Tenant shall execute (or make good faith comments to) and return the ROFO Amendment to Landlord within fifteen (15) business days after Tenant’s receipt of same, but an otherwise valid exercise of the Right of First Opportunity shall be fully effective upon delivery of the ROFO Exercise Notice, whether or not the ROFO Amendment is executed and delivered.

(h)       Tenant’s Failure to Exercise ROFO. Notwithstanding the foregoing, if following delivery of Landlord’s Availability Notice with respect to any ROFO Space, Tenant does not timely exercise the Right of First Opportunity by delivering the ROFO Exercise Notice, with respect to any space described in Landlord’s Availability Notice, then, Landlord shall be free to negotiate and enter into leases for such ROFO Space with any other parties of its choosing, upon such terms and conditions as it chooses, with no obligation to Tenant.

9.         Revisions to Original Lease. Landlord and Tenant agree that certain provisions of the Original Lease shall be revised as follows:

(a)       Section 7(d) (Insurance Expenses). The following is hereby added to the end of clause (ii) of Section (d):

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“; provided, that to the extent that any deductible payment incurred by Landlord in any calendar year pursuant to Landlord’s policy of earthquake insurance coverage is in excess of $250,000 (any such excess being referred to herein as the “Excess Deductible Payment”), then for the purposes of inclusion in Insurance Expenses, any such Excess Deductible Payment shall be amortized, with interest, over a period of ten (10) years.

(b)       Section 7(f) (Audit Right). The first phrase of Section 7(f) of the Original Lease is hereby deleted in its entirety and replaced with the following:

“Tenant shall have the right to conduct an audit of Landlord’s books and records relating to Operating Expenses, Taxes and Insurance Expenses in accordance with the following terms and provisions, provided that Tenant delivers written notice of its intent to audit within ninety (90) days after receipt by Tenant of Landlord’s Statement and complete such audit within one hundred twenty (120) days after the date of Tenant’s notice of intent to audit:”

The first sentence of Section 7(f)(v) of the Original Lease is hereby deleted in its entirety and replaced with the following:

“The audit shall be limited solely to confirming that the Operating Expenses, Taxes and Insurance Expenses reported in the Landlord’s Statement are consistent with the terms of the Lease.”

(c)       Section 22(b) (Landlord’s Repair; Abatement). The last sentence of Section 22(b) of the Original Lease is hereby deleted in its entirety and replaced with the following:

“Provided that Tenant is not in default (after the expiration of applicable notice and cure periods), during any period of time that all or a material portion of the Premises is rendered untenantable as a result of a Casualty, Rent shall abate for the portion of the Premises that is untenantable and not used by Tenant.”

(d)       Article 30 (Relocation). Landlord agrees that, provided Tenant has vacated the Original Premises and occupied the Substitution Space as described in this Second Amendment, Landlord may only relocate Tenant pursuant to the provisions of Article 40 of the Original Lease to space on the seventh (7th) floor of the Building or higher.

(e)       4th Floor Tenant Improvement Loan. Pursuant to the provisions of Section 1 of the Work Agreement attached to the Original Lease, Tenant had the right to borrow up to $54,160.00 from Landlord in order to finance the cost of constructing Tenant’s

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Improvements within the Original Premises; Tenant exercised such right and borrowed the sum of $44,174.24. Upon the Substitution Date and Tenant’s relocation from the Original Premises to the Substitution Space, provided Tenant is not in Default under the Lease (as amended hereby), all such sums which were loaned by Landlord to Tenant pursuant to the provisions of Section 1 of the Work Agreement, and all interest accrued thereon, shall be deemed forgiven, and Tenant shall have no further obligation to pay Landlord any additional Base Rent installments representing repayment of such sums.

10.       Signage. Landlord, at Landlord’s sole cost and expense, shall provide Tenant with Building-standard signage in the Building’s ground floor lobby directory. In the event Tenant occupies any ROFO Space in accordance with the terms and conditions of the Lease (as hereby amended), Landlord, at Landlord’s cost and expense, shall provide Tenant with Building-standard signage in the Building’s ground floor lobby, in the elevator lobby on the 11th floor of the Building unless Tenant occupies the entire floor, and at the entrance of the ROFO Space unless Tenant occupies the entire floor. Tenant will have the right to install custom signage, at Tenant’s expense, in the Substitution Space or on any other full floor occupied by Tenant subject to Landlord’s approval and to the requirement that Tenant remove/restore such signage at the expiration of the Lease or Tenant’s occupancy of any such floor.

11.       Miscellaneous.

(a)       This Second Amendment and the attached exhibits, which are hereby incorporated into and made a part of this Second Amendment, set forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements.

(b)       Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

(c)       In the case of any inconsistency between the provisions of the Lease and this Second Amendment, the provisions of this Second Amendment shall govern and control.

(d)       Submission of this Second Amendment by Landlord is not an offer to enter into this Second Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Second Amendment until Landlord has executed and delivered the same to Tenant.

(e)       The capitalized terms used in this Second Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Second Amendment.

(f)        Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Second Amendment. Tenant agrees to defend, indemnify and hold Landlord harmless from all claims of any brokers claiming to have represented Tenant in connection with this Second Amendment. Landlord hereby represents to Tenant that Landlord has dealt with no broker in connection with this Second Amendment, other than CB Richard Ellis (“Landlord’s Broker”), and Landlord shall be responsible for all fees and/or commissions payable to Landlord’s Broker in connection with this Second Amendment. Landlord agrees to

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defend, indemnify and hold Tenant harmless from all claims of any brokers claiming to have represented Landlord in connection with this Second Amendment.

(g)       Each signatory of this Second Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

(h)       At Landlord’s option, this Second Amendment shall be of no force and effect unless and until accepted by Velti PLC, the original Guarantor of the Lease, who by signing below shall agree that its guaranty shall apply to the Lease as amended herein.

(i)        Tenant represents and warrants to Landlord that Tenant is currently in compliance with and shall at all times through and including the Extended Termination Date (including any extension thereof), remain in compliance with the regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.

(j)        This Second Amendment may be executed in multiple counterparts each of which is deemed an original but together constitute one and the same instrument. This Second Amendment may be executed in so-called “pdf” format and each party has the right to rely upon a pdf counterpart of this Second Amendment signed by the other party to the same extent as if such party had received an original counterpart.

[SIGNATURES ARE ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Second Amendment as of the day and year first above written.

LANDLORD:

PPF OFF 150 CALIFORNIA STREET, LP, a Delaware limited partnership

By:	PPF OFF GP, LLC, a Delaware limited liability company,
its General Partner

	By:	PPF OFF, LLC,
a Delaware limited liability company, its Member

		By:	PPF OP, LP, a Delaware limited partnership, its Member

			By:	PPF OPGP, LLC,
a Delaware limited liability company, its General Partner

				By:	Prime Property Fund, LLC, a Delaware limited liability company, its Member

		By:	Morgan Stanley Real Estate Advisor, Inc., a Delaware corporation, its Manager

			By:	/s/ Keith Fink
			Name:	Keith Fink
			Title:	Executive Director

TENANT:

VELTI USA, INC., a Delaware corporation

By:	/s/ Wilson Cheung
Print Name:	Wilson Cheung
Its:	CFO

GUARANTOR:

VELTI PLC,
a(n)

By:	/s/ Alex Moukas
Print Name:	Alex Moukas
Its:	CEO

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EXHIBIT A

SUBSTITUTION SPACE

EXHIBIT B

SUBSTANTIAL COMPLETION/ACCEPTANCE LETTER

Date               , 2010

Re:      Second Amendment to Lease dated as of               , 2010, by and between PPF OFF 150 CALIFORNIA STREET LP, as Landlord, and VELTI USA, INC., as Tenant, (the “Second Amendment”) for 9,875 rentable square feet on the tenth (10th) floor of the building located at 150 California Street, San Francisco, California

Dear               :

In accordance with the terms and conditions of the above referenced Second Amendment, Tenant accepts possession of the Substitute Space and agrees that the Substitution Date is               , 2010, that the Extended Termination Date is               , 20    , and the schedule of Base Rent payable for the Substitution Space is the following:

Period	Monthly Base Rent

Please acknowledge your acceptance of possession and agreement to the terms set forth above by signing all 3 counterparts of this Letter in the space provided and returning 2 fully executed counterparts to my attention.

Sincerely,	Agreed and Accepted: Tenant: Velti USA, Inc.
By:
Property Manager	Name:
Title:
Address:

[EXHIBIT - - DO NOT SIGN]